Exhibit 2.6

Third Amended and Restated Revolving Credit Agreement
dated as of
October 22, 2019
among
AERCAP HOLDINGS N.V.,
AERCAP IRELAND CAPITAL DESIGNATED ACTIVITY COMPANY,
as Borrower,
the SUBSIDIARY GUARANTORS party hereto,
the LENDERS party hereto
and
CITIBANK, N.A.,
as Administrative Agent
___________________________

MIZUHO BANK, LTD.,
CITIBANK, N.A.,
BANCO SANTANDER, S.A., LONDON BRANCH, BANK OF AMERICA SECURITIES, INC., BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., JP MORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC.
AND RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners,

MIZUHO BANK, LTD.,
as Syndication Agent,

and
BANCO SANTANDER, S.A., LONDON BRANCH, BANK OF AMERICA SECURITIES, INC., BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., JP MORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC. AND ROYAL BANK OF CANADA,
as Documentation Agents

TABLE OF CONTENTS
Page
SECTION 1.    CERTAIN DEFINITIONS    1
Section 1.1.    Terms Generally    1
Section 1.2.    Specific Terms    1
Section 1.3.    Divisions    24
SECTION 2.    COMMITTED LOANS AND COMMITTED NOTES    24
Section 2.1.    Agreement to Make Committed Loans    24
Section 2.2.    Procedure for Committed Loans    24
Section 2.3.    Maturity of Committed Loans    25
Section 2.4.    Optional Conversion or Continuation of Committed Loans    26
SECTION 3.    INTEREST AND FEES    26
Section 3.1.    Interest Rates    26
Section 3.2.    Interest Payment Dates    27
Section 3.3.    Setting and Notice of Committed Loan Rates    27
Section 3.4.    Commitment Fee    27
Section 3.5.    Agent’s Fees    28
Section 3.6.    Computation of Interest and Fees    28
SECTION 4.    REDUCTION OR TERMINATION OF THE COMMITMENTS; PREPAYMENTS; DEFAULTING LENDERS; INCREASE OF COMMITMENTS    28
Section 4.1.    Voluntary Termination or Reduction of the Commitments    28
Section 4.2.    Voluntary Prepayments    29
Section 4.3.    Defaulting Lenders    29
Section 4.4.    Increase of Commitments    30
SECTION 5.    MAKING AND PRORATION OF PAYMENTS; SET‑OFF; TAXES    32
Section 5.1.    Making of Payments    32
Section 5.2.    Pro Rata Treatment; Sharing    32
Section 5.3.    Set-off    32
Section 5.4.    Taxes    33
SECTION 6.    INCREASED COSTS AND SPECIAL PROVISIONS FOR LIBOR RATE LOANS    35
Section 6.1.    Increased Costs    35
Section 6.2.    Basis for Determining Interest Rate Inadequate or Unfair    37
Section 6.3.    Changes in Law Rendering Certain Loans Unlawful    38
Section 6.4.    Funding Losses    39
Section 6.5.    Discretion of Lenders as to Manner of Funding    39
Section 6.6.    Conclusiveness of Statements; Survival of Provisions    39
SECTION 7.    REPRESENTATIONS AND WARRANTIES    39
Section 7.1.    Organization, etc.    39
Section 7.2.    Authorization; Consents; No Conflict    40
Section 7.3.    Validity and Binding Nature    40
Section 7.4.    Financial Statements    41
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Section 7.5.    Litigation    41
Section 7.6.    Employee Benefit Plans    41
Section 7.7.    Investment Company Act    42
Section 7.8.    Regulation U    42
Section 7.9.    Disclosure    42
Section 7.10.    Compliance with Applicable Laws, etc.    42
Section 7.11.    Insurance    42
Section 7.12.    Taxes    43
Section 7.13.    Use of Proceeds    43
Section 7.14.    Pari Passu    43
Section 7.15.    OFAC, Etc.    43
SECTION 8.    COVENANTS    43
Section 8.1.    Reports, Certificates and Other Information    43
Section 8.2.    Existence    45
Section 8.3.    Nature of Business    46
Section 8.4.    Books, Records and Access    46
Section 8.5.    Insurance    46
Section 8.6.    Repair    46
Section 8.7.    Taxes    47
Section 8.8.    Compliance    47
Section 8.9.    Sale of Assets    47
Section 8.10.    Consolidated Indebtedness to Shareholder’s Equity    47
Section 8.11.    Interest Coverage Ratio    47
Section 8.12.    Unencumbered Assets    47
Section 8.13.    Restricted Payments    48
Section 8.14.    Liens    48
Section 8.15.    Use of Proceeds    50
Section 8.16.    Transactions with Affiliates    50
Section 8.17.    Limitation on Issuances of Guarantees of Indebtedness    52
Section 8.18.    [Reserved]    52
Section 8.19.    Subsidiary Guarantors    52
SECTION 9.    CONDITIONS TO LENDING    52
Section 9.1.    Conditions Precedent to All Committed Loans    52
Section 9.2.    Conditions to Effectiveness    53
SECTION 10.    EVENTS OF DEFAULT AND THEIR EFFECT    55
Section 10.1.    Events of Default    55
Section 10.2.    Effect of Event of Default    57
SECTION 11.    THE AGENT    57
Section 11.1.    Authorization and Authority    57
Section 11.2.    Agent Individually    57
Section 11.3.    Indemnification    58
Section 11.4.    Action on Instructions of the Required Lenders    59
Section 11.5.    Payments    59
Section 11.6.    Duties of Agent; Exculpatory Provisions    60
Section 11.7.    Reliance by Agent    61
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Section 11.8.    Delegation of Duties    61
Section 11.9.    Resignation of Agent    62
Section 11.10.    Non-Reliance on Agent and Other Lenders    62
Section 11.11.    The Register; the Committed Notes    63
Section 11.12.    No Other Duties, etc.    64
Section 11.13.    Certain ERISA Matters.    64
SECTION 12.    GENERAL    65
Section 12.1.    Waiver; Amendments    65
Section 12.2.    Notices    66
Section 12.3.    Computations    68
Section 12.4.    Assignments; Participations    68
Section 12.5.    Costs, Expenses and Taxes    72
Section 12.6.    Confidentiality    73
Section 12.7.    Indemnification    74
Section 12.8.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    74
Section 12.9.    Extension of Termination Dates; Removal of Lenders; Substitution of Lenders    75
Section 12.10.    Captions    77
Section 12.11.    Governing Law; Jurisdiction; Severability    77
Section 12.12.    Counterparts; Effectiveness    78
Section 12.13.    Further Assurances    78
Section 12.14.    Successors and Assigns    78
Section 12.15.    Judgment    78
Section 12.16.    Waiver of Jury Trial    79
Section 12.17.    No Fiduciary Relationship    79
Section 12.18.    USA Patriot Act    80
Section 12.19.    Existing Credit Agreement; Effect of Amendment and Restatement;    80
SECTION 13.    GUARANTEE    81
Section 13.1.    The Guarantee    81
Section 13.2.    Obligations Unconditional    82
Section 13.3.    Reinstatement    82
Section 13.4.    Subrogation    83
Section 13.5.    Remedies    83
Section 13.6.    Continuing Guarantee    83
Section 13.7.    Indemnity and Rights of Contribution    83
Section 13.8.    General Limitation on Guarantee Obligations    84
Section 13.9.    Releases    84

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SCHEDULES AND EXHIBITS
Schedule I    Schedule of Lenders
Schedule II     Fees and Margins
Schedule III     Address for Notices
Exhibit A    Form of Committed Loan Request
Exhibit B    Form of Committed Note
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Form of Request for Extension of Termination Date
Exhibit F    Form of Guarantee Assumption Agreement
Exhibit G    Form of Secretary’s Certificate
Exhibit H-1    Form of Opinion of Special New York Counsel
Exhibit H-2    Form of Opinion of Special Irish Counsel
Exhibit H-3    Form of Opinion of Special Dutch Counsel
Exhibit H-4    Form of Opinion of Special California Counsel
Exhibit H-5    Form of Opinion of Special Delaware Counsel

-iv-

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of October 22, 2019, among AERCAP HOLDINGS N.V., an entity organized under the laws of the Netherlands (herein called the “Company”), AERCAP IRELAND CAPITAL DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated under the laws of Ireland with limited liability (herein called the “Borrower”), the SUBSIDIARY GUARANTORS party hereto from time to time, the LENDERS (as defined herein) party hereto from time to time and CITIBANK, N.A. (herein, in its individual corporate capacity, together with its successors and permitted assigns, called “Citibank”), as administrative agent for the Lenders (herein, in such capacity, together with its successors and permitted assigns in such capacity, called the “Agent” or “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Company, the Borrower, the Subsidiary Guarantors party thereto, certain of the Lenders and the Administrative Agent are party to the Existing Credit Agreement (as defined below).
WHEREAS, the Borrower has requested that the “Lenders” under the Existing Credit Agreement agree to amend and restate the Existing Credit Agreement in the form hereof. The Lenders party hereto are willing to amend and restate the Existing Credit Agreement in the form hereof and to lend up to $4,000,000,000 to the Borrower on a revolving basis for general corporate purposes, in each case on the terms and subject to the conditions herein set forth.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1.CERTAIN DEFINITIONS
Section 1.1.    Terms Generally. The definitions ascribed to terms in this Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless expressly provided for herein or the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, in each case in accordance with its terms and (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of and Exhibits and Schedules to this Agreement unless the context shall otherwise require.

Section 1.2.    Specific Terms. When used herein, the following terms shall have the following meanings:
“Act” has the meaning set forth in Section 12.18.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires all or substantially all of the assets of any firm, corporation, limited liability company or other Person, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the board of directors) of the capital stock of a Person.
“Activities” has the meaning set forth in Section 11.2(b).
“Additional Lender” has the meaning set forth in Section 4.4(a)(ii).
“Administrative Agent” has the meaning set forth in the Preamble.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of stock, by contract or otherwise.
“Affiliate Transaction” has the meaning set forth in Section 8.16.
“Agent” has the meaning set forth in the Preamble.
“Agent’s Group” has the meaning set forth in Section 11.2(b).
“Agent Parties” has the meaning set forth in Section 12.2(f).
“Aggregate Commitment” means $4,000,000,000, as reduced by any reduction in the Commitments made from time to time pursuant to Section 4.1 or Section 12.9 or increased by any increase in the Commitments made from time to time pursuant to Section 4.4.
“Agreement” has the meaning set forth in the Preamble.
“Aircraft Assets” means “Flight Equipment held for Operating Lease [net],” plus “Net Investment in Direct Finance Leases,” plus “Inventory” plus “Lease Premium” plus “End of Lease Assets” (or such substantially similar terms for such substantially similar assets as may be used from time to time).
“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977 and all other United States laws, rules and regulations applicable to the Company and its Subsidiaries concerning or relating to bribery or corruption and (b) the UK Bribery Act of 2010.
“Arranger” means each of Mizuho Bank, Ltd., Citibank, N.A., Banco Santander, S.A., London Branch, Bank of America Securities, Inc., Barclays Bank PLC, Credit Agricole Corporate And Investment Bank, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets in their respective capacities as joint lead arrangers and joint bookrunners.
“Assignee” has the meaning set forth in Section 12.4.1.
“Authorized Officer” of the Company means any of the following: any director, any attorney-in-fact, the Chairman of the Board, the Chief Executive Officer, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Chief Accounting Officer and the Secretary of the Company; provided that, for purposes of any certification of financial statements of the Company required to be delivered hereunder, the term “Authorized Officer” shall mean any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller and the Chief Accounting Officer of the Company.
“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base LIBOR” means, with respect to any Loan Period for a LIBOR Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1.00% per annum) equal to (i) the rate determined by the Administrative Agent (and notified to the Borrower) to be the offered rate which appears on the page of the Bloomberg Screen which displays an average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Loan Period) with a term equivalent to such Loan Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Loan Period, or (ii) in the event the rate referenced in the preceding sub-clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent (and notified to the Borrower) to be the offered rate on such other page or other service which displays an average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) for deposits (for delivery on the first day of such Loan Period) with a term equivalent to such Loan Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Loan Period or a rate determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the period of time for which the rate for such deposits is available is the period next shorter than the length of such Loan Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Loan Period as determined by the Administrative Agent (and notified to the Borrower) (such rate referred to in clauses (i) and (ii), the “Screen Rate”) by (b) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Loan Period; provided that at no time shall “Base LIBOR” in respect of Committed Loans for any purposes hereunder be deemed to be less than 0.00% per annum.
“Base Rate” means for any day a fluctuating interest rate per annum equal to the applicable rate margin set forth for Base Rate Loans in the row entitled “Margins” on Schedule II plus the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1.00%, (b) the Prime Rate and (c) the LIBOR Rate that would be payable on such day for a LIBOR Rate Loan with a one-month Loan Period plus 1.00% less the applicable rate margin set forth for LIBOR Rate Loans in the row entitled “Margins” on Schedule II, provided that at no time shall “Base Rate” for any purposes hereunder (including in respect of Committed Loans) be deemed to be less than 0.00% per annum.
“Base Rate Loan” means any Committed Loan which bears interest at the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means (a) with respect to a corporation or company, as applicable, the board of directors of the corporation or company, as applicable, or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day of the year on which banks are not required or authorized by law to close in New York City, Dublin or Amsterdam and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Markets Debt” means any debt securities (other than (a) a Qualified Securitization Financing or (b) a debt issuance guaranteed by an export credit agency (including the Eximbank)) issued in the capital markets by the Company or any of its Subsidiaries, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of the company, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease” means any lease under which any obligations of the lessee are, or are required to be, capitalized on a balance sheet of the lessee in accordance with GAAP; provided, however, that notwithstanding the foregoing, the treatment of Capitalized Leases shall be evaluated , and the amount of Capitalized Rentals shall be determined, in accordance with Sections 12.3(b) and (c) and without giving effect to any change to GAAP occurring after December 31, 2015 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2015.
“Capitalized Rentals” means, as of the date of any determination, the amount at which the obligations of the lessee, due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee, are reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.
“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of the Company’s Voting Stock, (b) (i) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-owned Subsidiary of the Company or one or more Permitted Holders or (ii) the Company amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee Person; provided that this clause shall not apply (A) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee Person or (B) to an amalgamation or a merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such Wholly-owned Subsidiary guarantees the Borrower’s Obligations under this Agreement, (c) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Company or (d) the Borrower ceases to be a direct or indirect Wholly-owned Subsidiary of the Company.
“Citibank” has the meaning set forth in the Preamble.
“Closing Date” has the meaning set forth in Section 9.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” means the Lenders’ commitments to make Committed Loans hereunder; and “Commitment” as to any Lender means the amount set forth opposite such Lender’s name on Schedule I (as reduced or increased, as applicable, in accordance with Section 4.1 or Section 4.4, or as periodically revised in accordance with Section 12.4 or Section 12.9).
“Committed Loan” means a loan in Dollars that is a Base Rate Loan or LIBOR Rate Loan made pursuant to Section 2 (each of which shall be a “Type” of Committed Loan).
“Committed Loan Request” has the meaning set forth in Section 2.2(a).
“Committed Note” means a promissory note of the Borrower, substantially in the form of Exhibit B, duly completed, evidencing Committed Loans to the Borrower, as such note may be amended, modified or supplemented or supplanted pursuant to Section 12.4.1 from time to time.
“Communications” has the meaning set forth in Section 12.2(b).
“Company” has the meaning set forth in the Preamble.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Indebtedness” means, as of the date of any determination, (a) the total amount of Indebtedness less the amount of current and deferred income taxes and rentals received in advance of the Company and its Subsidiaries (to the extent constituting Indebtedness) determined on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of the Company to be reflected thereon in any amount other than the stated principal amount of such Indebtedness), and excluding (i) the amount that is (A) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (B) the Hybrid Capital Securities Percentage, (ii) adjustments in relation to Indebtedness denominated in any currency other than Dollars and any related derivative liability, in each case to the extent arising from currency fluctuations (such exclusions to apply only to the extent the resulting liability is hedged by the Company or such Subsidiary), (iii) net obligations of any Person under any swap contracts that are not yet due and payable, and (iv) trade payables outstanding in the ordinary course of business, but not overdue by more than 90 days less (b) the lesser of (x) $2,000,000,000 and (y) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding “restricted cash” or any line item of similar import and excluding “cash and cash equivalents” or any line item of similar import subject to any Lien (other than (A) Liens arising by operation of law and (B) bankers’ Liens arising in the ordinary course of business)) reflected on a consolidated balance sheet of the Company prepared as of such date of determination in accordance with GAAP.
“Consolidated Interest Expense” means for any measurement period, and without duplication, interest expense in respect of all Indebtedness for borrowed money accrued during such measurement period by the Company and its Subsidiaries on a consolidated basis, as determined under GAAP (but without giving effect to any adjustment to such interest expense resulting from any election to value any Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of the Company to be reflected thereon in any amount other than the stated principal amount of such Indebtedness).
“Continue”, “Continuation” and “Continued” each refers to a continuation of LIBOR Rate Loans as LIBOR Rate Loans for a new Loan Period pursuant to Section 2.4.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type pursuant to Section 2.4.
“Credit Facilities” means one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
“Debtor Relief Law” means title 11 of the United States Code, as in effect from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Defaulted Commitments” has the meaning set forth in Section 4.1(b).
“Defaulting Lender” means, at any time, any Lender that at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Committed Loans within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such notice or public statement relates to such Lender’s obligation to fund a Committed Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in writing or a manner satisfactory to the Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, intervenor, sequestrator, assignee for the benefit of creditors or similar Person under any applicable Debtor Relief Law charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination that a Lender is a Defaulting Lender under clauses (a) through (d) above will be made by the Agent in its reasonable discretion acting in good faith. If the Borrower believes in good faith that a Lender should be determined by the Agent to be a Defaulting Lender and so notifies Agent, citing the reasons therefor, the Agent shall determine in its reasonable discretion acting in good faith whether or not such Lender is a Defaulting Lender. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Disqualified Lender” means any Person that (a) is an operating lessor of aircraft assets or an Affiliate of an operating lessor of aircraft assets if the business of leasing aircraft assets is a principal line of business of such Person or the Affiliates of such Person taken as a whole, (b) has a business unit or an Affiliate that is an operating lessor of aircraft assets (regardless of whether the business of leasing aircraft assets is a principal line of business of such Person or the Affiliates of such Person taken as a whole) if such Person has not affirmed to the Borrower that such Person has in place procedures not to transmit or permit the transmission to such operating lessor of any information concerning the Company or any of its Subsidiaries obtained in connection with this Agreement or the transactions contemplated hereby, (c) is a Defaulting Lender or, upon becoming a Lender under this Agreement, would be a Defaulting Lender or (d) based on the law and circumstances existing at the time of any proposed transfer, would be entitled to claim additional amounts from the Borrower under Section 5.4 or 6.1 (as compared to any amounts able to be claimed by the proposed assignor) or whose acquisition of any Committed Loan or Commitments would conflict with applicable law or would impose on the Borrower any withholding obligation not applicable to the assignor at the time of the assignment.
“Disqualified Stock” means with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of (a) the latest scheduled Termination Date in effect on the date of issuance of such Capital Stock and (b) the date which no Committed Loans or Commitments are then outstanding hereunder; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar” and “$” refer to the lawful money of the United States of America.
“EBITDA” means for any period, (a) the sum, without duplication, of (i) net income (or net loss), (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) depreciation and depletion expense, (v) amortization expense, (vi) extraordinary, unusual or nonrecurring losses to the extent the foregoing have been deducted in determining such net income, (vii) any non-cash items (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets, including aircraft, and the impact of purchase accounting, including stock based compensation expense, derivative expense and fair value adjustments) to the extent deducted in determining net income, and (viii) the amount of any extraordinary, unusual or nonrecurring non-cash restructuring charges, less (b) the sum, without duplication, of (i) extraordinary, unusual or nonrecurring gains to the extent added in determining net income, and (ii) all non-cash items to the extent included in determining net income). For the purposes of calculating EBITDA for any four quarter period, such calculation shall be made (i) after giving effect to any Acquisition consummated during such period and (ii) assuming that such Acquisition occurred at the beginning of such period; provided, that any pro forma calculation made by the Company either (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the Company, in reasonable detail, (and in the case of this clause (ii), based on audited financials of the target company) shall be acceptable.
“ECA Financing” means any financing provided or supported by one or more government export credit agencies.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any financial institution; provided, however, that (a) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee, and (b) no natural person or Disqualified Lender shall qualify as an Eligible Assignee, whether or not an Event of Default has occurred and is continuing (unless otherwise agreed by the Borrower in its sole discretion).
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the

Code or Section 4001 of ERISA (and Sections 414(m) and 414(o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), applicable to such Plan; (c) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice having the effect of terminating any Plan or Plans or appointing a trustee to administer any Plan; (e) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Reserve Percentage” means for any day in any Loan Period for any LIBOR Rate Loan that percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) or other U.S. government agency for determining the reserve requirement (including any marginal, basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of eurocurrency funding liabilities.
“Event of Default” means any of the events described in Section 10.1.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Subsidiary” means (a) any dormant Subsidiary (it being understood and agreed that the provision by such Subsidiary of any Guarantees under any indenture, credit agreement or other agreement or instrument existing on the date hereof (or under any amendments, supplements (including in respect of supplemental issuances), modifications, upsizings, extensions, renewals, restatements, refundings or refinancings of any such indenture, credit agreement or other agreement or instrument from time to time) shall not cause such Subsidiary to be deemed not to be dormant) or (b) any other Subsidiary that (i) is not engaged in any material business activities (it being understood and agreed that the provision by such Subsidiary of any Guarantees under any indenture, credit agreement or other agreement or instrument existing on the date hereof (or under any amendments, supplements (including in respect of supplemental issuances), modifications, upsizings, extensions, renewals, restatements, refundings or refinancings of any such indenture, credit agreement or other agreement or instrument from time to time), shall be deemed not to be a material business activity) and (ii) does not hold any material assets. For the avoidance of doubt, no Significant Subsidiary shall be an “Excluded Subsidiary” for purposes of Section 8.17 of this Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal, Netherlands or Irish withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Committed Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Committed Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.9(c)) or (ii) such Lender changes its lending office (other than pursuant to Section 6.1(c)), its place of incorporation or its place of tax residence, except in each case to the extent that, (x) pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Committed Loan or Commitment or to such Lender immediately before it changed its lending office, its place of incorporation or its place of tax residence or (y) in the case of Irish withholding Taxes, such Taxes are imposed on Lenders that are Qualifying Lenders, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(f), and (d) any withholding Taxes imposed under FATCA.
“Eximbank” means the Export-Import Bank of the United States.
“Existing Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement dated as of February 15, 2017, among the Company, the Borrower, the Subsidiary Guarantors party thereto, certain financial institutions party thereto and Citibank, as administrative agent, as amended, supplemented or otherwise modified through the Closing Date (but shall not, for any purposes hereunder, include this Agreement).
“Extension Request” has the meaning set forth in Section 12.9(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations or official IRS interpretations thereof, any official agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, the greater of (a) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it and (b) 0%.
“Financial Indebtedness” of any Person means Indebtedness of the type that appears as “debt” upon a consolidated balance sheet (excluding the footnotes thereto) of such Person and its Subsidiaries prepared in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of such Person to be reflected thereon in any amount other than the stated principal amount of such Indebtedness), excluding, however, any such “debt” that is issued to any holder (or Affiliate of any such holder) of Equity Interests in such Person and is fully subordinated (including as to payment and liquidity preference) to the Committed Loans.
“Financing Trust” means AerCap Global Aviation Trust, a Delaware statutory trust.
“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the termination of any such Foreign Plan or the appointment of a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by the Company or any Subsidiary under any applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by the Company or any Subsidiary.
“Foreign Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries outside the United States with respect to which the Company or any of its Subsidiaries could have any actual or contingent liability, other than a Plan.
“Funding Date” means the date on which any Committed Loan is scheduled to be disbursed.
“Funding Office” means, with respect to any Lender, any office or offices of such Lender or Affiliate or Affiliates of such Lender through which such Lender shall fund or shall have funded any Committed Loan. A Funding Office may be, at such Lender’s option, either a domestic or foreign office of such Lender or a domestic or foreign office of an Affiliate of such Lender.

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for reporting purposes and for purposes of calculations hereunder. The Company shall give notice of any such election made in accordance with this definition to the Agent. Upon receipt of such notice, the Agent and the Company shall negotiate in good faith to amend the financial covenants, requirements and other relevant provisions of this Agreement impacted by such change to preserve the original intent thereof in light of such change. The change from GAAP to IFRS accounting principles shall become effective once this Agreement has been so amended, and thereafter references herein to GAAP shall be construed to mean IFRS (except as otherwise provided herein); provided that any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.
“Governmental Authority” means, as and to the extent applicable, the government of the United States of America, the Netherlands or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies, such as the European Union or the European Central Bank).
“Granting Lender” has the meaning set forth in Section 12.4.2.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit F (or in such other form as may be agreed between the Company and the Administrative Agent) in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent.
“Guaranteed Obligations” has the meaning set forth in Section 13.1.
“Guarantees” by any Person means, without duplication, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of the Indebtedness or obligation or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof; provided, however, that the obligation described in clause (c) shall not include (i) obligations of a buyer under an agreement with a seller to purchase goods or services entered into in the ordinary course of such buyer’s and seller’s businesses unless such agreement requires that such buyer make payment whether or not delivery is ever made of such goods or services and (ii) remarketing agreements where the remaining debt on an aircraft does not exceed the aircraft’s net book value, determined in accordance with industry standards, except that clause (c) shall apply to the amount of remaining debt under a remarketing agreement that exceeds the net book value of the aircraft. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
“Guarantor” means the Company and each Subsidiary Guarantor.
“Hybrid Capital Securities” means any hybrid capital securities issued by the Company or any of its Subsidiaries from time to time whose proceeds are accorded a percentage of equity treatment by one or more Rating Organizations.
“Hybrid Capital Securities Percentage” means the greater of (a) 50% and (b) the lowest percentage accorded equity treatment for the Company’s or any of its Subsidiaries’ Hybrid Capital Securities among the Rating Organizations, as determined by such Rating Organizations from time to time.
“ILFC” means International Lease Finance Corporation, a California corporation.
“Increasing Lender” has the meaning set forth in Section 4.4(a)(i).
“Indebtedness” of any Person means and includes, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:
(a)    obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (other than security and other deposits on flight equipment),
(b)    Indebtedness of any other Person secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(c)    obligations created or arising under any conditional sale, or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,
(d)    Capitalized Rentals of such Person under any Capitalized Lease,

(e)    obligations evidenced by bonds, debentures, notes or other similar instruments, and
(f)    Guarantees by such Person of Indebtedness of any other Person;
provided, however, that Indebtedness shall in no event include any security deposits, deferred overhaul rental or other customer deposits held by such Person.
“Indemnified Liabilities” has the meaning set forth in Section 12.7.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
“Information” has the meaning set forth in Section 12.6.
“Information Memorandum” means the September 2019 Confidential Information Memorandum relating to the credit facility provided for herein.
“Interest Coverage Ratio” means the ratio of (a) EBITDA of the Company and its Subsidiaries, determined on a consolidated basis, to (b) the sum of Consolidated Interest Expense and cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock, for each of the items in clauses (a) and (b) above, of or by the Company and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 8.1.
“IRS” means the United States Internal Revenue Service.
“Lender Appointment Period” has the meaning set forth in Section 11.9.
“Lender Parties” has the meaning set forth in Section 12.7.
“Lenders” means the financial institutions identified as Lenders on the signature pages hereto and their respective successors and permitted assignees.
“LIBOR Rate” means with respect to Committed Loans that are LIBOR Rate Loans, Base LIBOR plus the applicable rate margin set forth for LIBOR Rate Loans in the row entitled “Margins” on Schedule II.
“LIBOR Rate Loan” means any Committed Loan which bears interest at a LIBOR Rate.

“Lien” means any mortgage, pledge, lien, security interest or other charge, encumbrance or preferential arrangement, including the retained security title of a conditional vendor or lessor. For avoidance of doubt, the parties hereto acknowledge that the filing of a financing statement under the Uniform Commercial Code does not, in and of itself, give rise to a Lien.
“Litigation Actions” means all litigation, claims and arbitration proceedings, proceedings before any Governmental Authority or investigations which are pending or, to the knowledge of the Company, threatened in writing against or affecting, the Company or any Subsidiary.
“Loan Documents” means this Agreement, the Committed Notes, and any Guarantee Assumption Agreement.
“Loan Period” means with respect to any LIBOR Rate Loan, the period commencing on such LIBOR Rate Loan’s Funding Date, the date of the Conversion of any Base Rate Loan into such LIBOR Rate Loan or the date of the Continuation of such LIBOR Rate Loan for a new Loan Period and ending one week or one, two, three or six months thereafter as selected by the Borrower pursuant to Section 2.2(a); provided, however, that:
(a)    if a Loan Period would otherwise end on a day which is not a Business Day, such Loan Period shall end on the next succeeding Business Day (unless, in the case of a LIBOR Rate Loan with a Loan Period of one month or longer, such next succeeding Business Day would fall in the next succeeding calendar month, in which case such Loan Period shall end on the next preceding Business Day),
(b)    in the case of a Loan Period of one month or longer for any LIBOR Rate Loan, if there exists no day numerically corresponding to the day such Committed Loan was made in the month in which the last day of such Loan Period would otherwise fall, such Loan Period shall end on the last Business Day of such month, and
(c)    on the date of the making, Conversion or Continuation of any Committed Loan by a Lender, the Loan Period for such Committed Loan shall not extend beyond the then-scheduled Termination Date for such Lender; provided, that a Loan Period may be shortened by the Borrower to end on the then-scheduled Termination Date, regardless of the duration of such Loan Period.
“Management Group” means at any time, the Chairman of the Board of Directors, the Chief Executive Officer, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any subsidiary of the Company at such time.
“Material Adverse Effect” means (a) any material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole since any stated reference date or from and after the date of determination, as the case may be, (b) any material adverse effect on the ability of the Borrower or any Guarantor to perform its material obligations hereunder and under the Committed Notes or (c) any material adverse effect on the legality, validity, binding effect or enforceability of any material provision of this Agreement or any Committed Note.
“Multiemployer Plan” has the meaning assigned to such term in Section 3(37) of ERISA.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Notice of Increase” has the meaning set forth in Section 4.4(a)(i).
“Notice Office” means the office of Citibank which, as of the date hereof, is located at Building #3, 1615 Brett Road, New Castle, Delaware 19720; attention of Bank Loan Syndications; telecopy number 302-894-6005; e-mail address GLAgentOfficeOps@citi.com.
“Obligors” means the Borrower and each Guarantor, and “Obligor” means any one of them.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Committed Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment other than an assignment made pursuant to Section 12.9(c).
“Participant” has the meaning set forth in Section 12.4.2.
“Participant Register” has the meaning set forth in Section 12.4.2.
“Payment Office” means the office of the Agent which, as of the date hereof, is at Building #3, 1615 Brett Road, New Castle, DE 19720, account number 36852248.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Percentage” means as to any Lender the ratio, expressed as a percentage, that such Lender’s Commitment as set forth opposite such Lender’s name on Schedule I, as periodically revised in accordance with Section 12.4 or 12.9 and, as applicable, from time to time in accordance with Section 4.3(a), bears to the Aggregate Commitment or, if the Commitments have been terminated, the ratio, expressed as a percentage, that the aggregate principal amount of such Lender’s outstanding Committed Loans bears to the aggregate principal amount of all outstanding Committed Loans.
“Permitted Holders” means the collective reference to Waha Capital, its Affiliates and the Management Group.
“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Plan” means, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Platform” has the meaning set forth in Section 12.2(c).
“Primary Currency” has the meaning set forth in Section 12.15(c).
“Primary Obligor” has the meaning set forth in the definition of “Guarantees”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projections” has the meaning set forth in Section 7.9.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 12.2(d).
“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.
“Qualifying Lender” means a Lender that is beneficially entitled to the receipt of interest payable hereunder and that is

(a)    (i) a body corporate that is, by virtue of the law of a Relevant Territory, resident for the purposes of tax in that Relevant Territory and the Relevant Territory concerned imposes a tax that generally applies to interest receivable in that territory by companies from sources outside the Relevant Territory, or (ii) a body corporate where such interest payable is exempted from the charge to Irish income tax under arrangements for relief from double taxation which have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, or would be exempted from the charge to Irish income tax if arrangements made, on or before the date of payment of the interest, for relief from double taxation that do not have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, had the force of law (by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland) when such interest is paid; provided that, in each case, such interest is not paid to that body corporate in connection with a trade or business carried on in Ireland by that body corporate through a branch or agency;
(b)    a corporation organized under the laws of the U.S. or any state thereof and subject to tax in the U.S. on its worldwide income; provided that such interest is not paid in connection with a trade or business carried on in Ireland by that corporation through a branch or agency;
(c)    a U.S. limited liability company; provided that the ultimate recipients of such interest would be Qualifying Lenders within paragraph (a) and/or (b) of this definition if they were Lenders and the business conducted through such U.S. limited liability company is so structured for market reasons and not for tax avoidance reasons; provided further that such interest is not paid in connection with a trade or business carried on in Ireland by that limited liability company through a branch or agency;
(d)    a bank within the meaning of Section 246(i) of the Taxes Consolidation Act 1997 of Ireland whose lending office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) of the Taxes Consolidation Act 1997 of Ireland, provided that such interest is paid in Ireland;
(e)    a body corporate which advances money in the ordinary course of a trade which includes the lending of money; provided that such interest (i) is paid in Ireland, (ii) is taken into account in computing the trading income of such Lender, and (iii) such Lender has complied with (and continues to comply with) the notification requirements under section 246(5) of the Taxes Consolidation Act 1997 of Ireland;
(f)    a qualifying company within the meaning of Section 110 of the Taxes Consolidation Act 1997 of Ireland; provided that such interest is paid in Ireland; or
(g)    an investment undertaking within the meaning of section 739B of the Taxes Consolidation Act 1997 of Ireland; provided that such interest is paid in Ireland.

“Rating Organizations” means the following nationally recognized rating organizations: Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc., and Fitch Ratings, Inc.
“Recipient” means the Administrative Agent or any Lender.
“Register” has the meaning set forth in Section 11.11(a).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Territory” means a member state of the European Union (other than Ireland), or a territory with the government of which Ireland has made arrangements for relief from double taxation which have the force of law by virtue of Section 826(1) of the Taxes Consolidation Act 1997 of Ireland, or a territory with the government of which Ireland has made arrangements for relief from double taxation which, upon completion of procedures set out in Section 826(1) of the Taxes Consolidation Act 1997 of Ireland will have the force of law.
“Replaced Lender” has the meaning set forth in Section 12.19(b)(iii).
“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30‑day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
“Requested Increase Amount” has the meaning set forth in Section 4.4(a)(i).
“Requested Increase Date” has the meaning set forth in Section 4.4(a)(i).
“Required Lenders” means Non-Defaulting Lenders having an aggregate Percentage of more than 50%; provided, that the Committed Loans and Commitments of any Defaulting Lender shall be excluded from the determination of Required Lenders.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated nationals or designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of the Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (b) any Person controlled by such a Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning set forth in the definition of “Base LIBOR”.
“Securities Act” means the United States Securities Act of 1933.
“Securitization Assets” means the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all of the foregoing, all contracts and all guarantees or other obligations in respect of any and all of the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all of the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.
“Securitization Financing” means one or more transactions or series of transactions that may be entered into by the Company and/or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of the Subsidiaries that is not a Securitization Subsidiary) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any Subsidiary.
“Securitization Subsidiary” means a Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary makes an investment and to which the Company or any Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or a Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Company or any other Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced by a resolution of the Board of Directors of the Company or such other Person giving effect to such designation.
“Shareholder’s Equity” means, as of any date of determination for the Company and its Subsidiaries on a consolidated basis, (a) shareholders’ equity (including (i) capital stock, (ii) additional paid-in capital, (iii) the amount that is (x) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (y) the Hybrid Capital Securities Percentage, and

(iv) retained earnings after deducting treasury stock) as of such date determined in accordance with GAAP, plus (b) to the extent not otherwise included in shareholders’ equity of the Company, any outstanding market auction preferred stock of ILFC.
“Significant Subsidiary” means (a) any Obligor that is a Subsidiary of the Company and (b) any other Subsidiary which is so defined pursuant to Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.
“SPV” has the meaning set forth in Section 12.4.2.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Subsidiaries that are customary for a seller or servicer of assets in a Securitization Financing.
“Subsidiary” means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly 50% or more of:
(a)    the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation,
(b)    the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or
(c)    the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
“Subsidiary Guarantor” means each of the Subsidiaries of the Company identified under the caption “GUARANTORS” on the signature pages hereto and each Subsidiary of the Company that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.19.
“Successor Lender” has the meaning set forth in Section 12.9(c).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Terminating Lender” has the meaning set forth in Section 12.9(c).
“Termination Date” means, with respect to any Lender, the earliest to occur of (i) February 15, 2024, or such later date as may be agreed to by such Lender pursuant to Section 12.9(a), or if such day is not a Business Day, the next preceding Business Day, (ii) the date on which the Commitments shall terminate pursuant to Section 10.2 or the Commitments shall be reduced to zero pursuant to Section 4.1 and (iii) the date specified as such Lender’s Termination Date pursuant to Section 12.9(b), or, if such day is not a Business Day, the next preceding Business Day; in all cases, subject to the provisions of Section 12.9(d).

“Type” has the meaning set forth in the definition of “Committed Loan”.
“Unencumbered Assets” means, as of the date of any determination, the sum, without duplication, of (a) the difference between (i) the book value (determined in accordance with GAAP) on such date of determination of the Aircraft Assets owned by the Company and its Subsidiaries and (ii) the aggregate outstanding principal amount on such date of determination of Financial Indebtedness of the Company and its Subsidiaries secured by Liens over such Aircraft Assets or the Equity Interests of the Subsidiary owning such Aircraft Assets, and (b) the lesser of (i) $2,000,000,000 and (ii) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding “restricted cash” or any line item of similar import and excluding “cash and cash equivalents” or any line item of similar import subject to any Lien (other than (x) Liens arising by operation of law and (y) bankers’ Liens arising in the ordinary course of business)) reflected on a consolidated balance sheet of the Company prepared as of such date of determination in accordance with GAAP.
“Unmatured Event of Default” means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Wholly-owned Subsidiary” means any Person of which or in which the Company and its other Wholly-owned Subsidiaries own directly or indirectly 100% of:
(a)    the issued and outstanding shares of stock (except shares required as directors’ qualifying shares),
(b)    the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or
(c)    the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.3.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Section 18-217 of the Delaware Limited Liability Company Act: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b)

if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2.    COMMITTED LOANS AND COMMITTED NOTES
Section 2.1.    Agreement to Make Committed Loans. On the terms and subject to the conditions of this Agreement, each Lender, severally and for itself alone, agrees to make loans (herein collectively called “Committed Loans” and individually each called a “Committed Loan”) on a revolving basis from time to time from the Closing Date until such Lender’s Termination Date in such Lender’s Percentage of such aggregate amounts as the Borrower may from time to time request as provided in Section 2.2; provided, that, (a) the aggregate principal amount of all outstanding Committed Loans of any Lender shall not at any time exceed the amount set forth opposite such Lender’s name on Schedule I (as reduced in accordance with Section 4.1, Section 12.4 or Section 12.9), (b) the aggregate principal amount of all outstanding Committed Loans of all Lenders shall not at any time exceed the then Aggregate Commitment, and (c) at no time shall there be more than 15 Committed Loans outstanding. Within the limits of this Section 2.1, the Borrower may from time to time borrow, prepay and reborrow Committed Loans on the terms and conditions set forth in this Agreement.
Section 2.2.    Procedure for Committed Loans.
(a)    Committed Loan Requests. The Borrower shall give the Agent irrevocable telephonic notice at the Notice Office (promptly confirmed in writing on the same day), not later than (i) 1:00 p.m., New York City time, at least three Business Days prior to the applicable Funding Date in the case of LIBOR Rate Loans or (ii) 10:00 a.m., New York City time, on the applicable Funding Date in the case of Base Rate Loans, of each requested Committed Loan, and the Agent shall promptly advise each Lender thereof. Each such notice to the Agent (a “Committed Loan Request”) shall be substantially in the form of Exhibit A and shall specify (i) the Funding Date (which shall be a Business Day), (ii) the aggregate amount of the Committed Loans requested (in an amount permitted under clause (b) below), (iii) whether each Committed Loan shall be a LIBOR Rate Loan or a Base Rate Loan and (iv) if a LIBOR Rate Loan, the Loan Period therefor (subject to the limitations set forth in the definition of Loan Period). After giving effect to all Committed Loans, all Conversions of Committed Loans from one Type to the other and all Continuations of LIBOR Rate Loans, there shall not be more than ten Loan Periods in effect with respect to Committed Loans.
(b)    Amount and Increments of Committed Loans. Each Committed Loan Request shall contemplate Committed Loans in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, not to exceed in the aggregate (for all requested Committed Loans) the excess of the then Aggregate Commitment over the aggregate principal amount of all outstanding Committed Loans, calculated as of the relevant Funding Date.

(c)    Funding of Committed Loans.
(i)    Not later than 12:30 p.m., New York City time, on the applicable Funding Date of a Committed Loan, each Lender shall, subject to this Section 2.2(c), provide the Agent at its Notice Office with immediately available funds covering such Lender’s Committed Loan and the Agent shall pay over such funds to the Borrower not later than 2:00 p.m., New York City time, on such day if the Agent shall have received the documents required under Section 9 with respect to such Committed Loan and the other conditions precedent to the making of such Committed Loan shall have been satisfied not later than 11:00 a.m., New York City time, on such day. If the Agent does not receive such documents or such other conditions precedent have not been satisfied prior to such time, then (A) the Agent shall not pay over such funds to the Borrower, (B) the Borrower’s Committed Loan Request related to such Committed Loan shall be deemed cancelled in its entirety, (C) in the case of Committed Loan Requests relative to LIBOR Rate Loans, the Borrower shall be liable to each Lender in accordance with Section 6.4 and (D) the Agent shall return the amount previously provided to the Agent by each Lender on the next following Business Day.
(ii)    The Borrower agrees, notwithstanding its previous delivery of any documents required under Section 9 with respect to a particular Committed Loan, immediately to notify the Agent of any failure by it to satisfy the conditions precedent to the making of such Committed Loan. The Agent shall be entitled to assume, after it has received each of the documents required under Section 9 with respect to a particular Committed Loan, that each of the conditions precedent to the making of such Committed Loan has been satisfied absent actual knowledge to the contrary received by the Agent prior to the time of the receipt of such documents. Unless the Agent shall have notified the Lenders prior to 11:30 a.m., New York City time, on the applicable Funding Date of any Committed Loan that the Agent has actual knowledge that the conditions precedent to the making of such Committed Loan have not been satisfied, the Lenders shall be entitled to assume that such conditions precedent have been satisfied.
(d)    Repayment of Committed Loans. If any Lender is to make a Committed Loan hereunder on a day on which the Borrower is to repay (or has elected to prepay, pursuant to Section 4.2) all or any part of any outstanding Committed Loan held by such Lender, the proceeds of such new Committed Loan shall be applied to make such repayment and only an amount equal to the positive difference, if any, between the amount being borrowed and the amount being repaid shall be requested by the Agent to be made available by such Lender to the Agent as provided in Section 2.2(c).
Section 2.3.    Maturity of Committed Loans. Except for a Base Rate Loan, which shall mature on the Termination Date, a Committed Loan made by a Lender shall mature on the last day of the Loan Period applicable to such Committed Loan, but in no event later than the Termination Date for such Lender; provided, that, a LIBOR Rate Loan that would otherwise mature at the end of a Loan Period may instead be Converted to a Base Rate Loan or Continued as a LIBOR Rate Loan for a new Loan Period pursuant to

Section 2.4 or become a Base Rate Loan at the end of such Loan Period pursuant to Section 3.1(b).
Section 2.4.    Optional Conversion or Continuation of Committed Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion or Continuation and subject to the provisions of Sections 3.1, Convert all Committed Loans of one Type comprising the same borrowing hereunder into Committed Loans of the other Type or Continue all LIBOR Rate Loans comprising the same borrowing hereunder for a new Loan Period; provided, however, that any Conversion of LIBOR Rate Loans into Base Rate Loans and any Continuation of LIBOR Rate Loans for a new Loan Period shall be made only (a) on the last day of a Loan Period for such LIBOR Rate Loans or (b) on any day other than the last day of a Loan Period for such LIBOR Rate Loans so long as the Borrower pays the amounts payable pursuant to Section 6.4(a), any Conversion of Base Rate Loans into LIBOR Rate Loans or Continuation of LIBOR Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.2(b) and no Conversion or Continuation of any Committed Loans shall result in more separate Committed Loans than permitted under Section 2.2(a); provided, further, that upon the occurrence and during the continuance of any Event of Default no Conversion of Base Rate Loans into LIBOR Rate Loans or Continuation of LIBOR Rate Loans for a new Loan Period shall be permitted. Each such notice of a Conversion or Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation, (ii) the Committed Loans to be Converted or Continued, and (iii) if such Conversion is into LIBOR Rate Loans or if such notice is of a Continuation of LIBOR Rate Loans, the duration of the initial (or Continued) Loan Period for each such Committed Loan. Each notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.
SECTION 3.    INTEREST AND FEES
Section 3.1.    Interest Rates. The Borrower hereby promises to pay interest on the unpaid principal amount of each Committed Loan for the period commencing on the applicable Funding Date for such Committed Loan until such Committed Loan is paid in full, as follows:
(a)    if such Committed Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; provided, however, that upon the occurrence and during the continuance of any Event of Default, such Committed Loan that is a Base Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum (calculated on the basis of a 365-day year for the actual number of days elapsed) equal to the Base Rate from time to time in effect plus 2.00% per annum; and
(b)    if such Committed Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate applicable to the Loan Period for such Loan; provided, however, that upon the occurrence and during the continuance of any Event of Default, such Committed Loan that is a LIBOR Rate Loan shall, at the end of the applicable Loan Period then in effect, bear interest on the unpaid principal amount thereof at a rate per annum (calculated on the basis of a 360-day year for the actual number of days involved) equal to the Base Rate from time to time in effect (but not less than the interest rate in effect for such Committed Loan immediately prior to maturity of such Committed Loan) plus 2.00% per annum.
Section 3.2.    Interest Payment Dates. Except for Base Rate Loans, as to which accrued interest shall be payable on the last day of each calendar quarter and on the Termination Date, accrued interest on each Committed Loan shall be payable in arrears on the last day of the one week or one, two or three month, as applicable, Loan Period therefor and with respect to each LIBOR Rate Loan with a Loan Period of six months, on the day that is three months after the first day of such Loan Period (or, if there is no day in such third month numerically corresponding to such first day of the Loan Period, on the last Business Day of such month). Upon the occurrence and during the continuance of any Event of Default, accrued interest on any Committed Loan shall be payable on demand. If any interest payment date falls on a day that is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day and the interest paid shall cover the period of postponement (except that if the Committed Loan is a LIBOR Rate Loan with a Loan Period of one month or longer and the next succeeding Business Day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day).
Section 3.3.    Setting and Notice of Committed Loan Rates.
(a)    The applicable interest rate for each Committed Loan hereunder shall be determined by the Agent in accordance with this Agreement and notice thereof shall be given by the Agent promptly to the Borrower and to each Lender. Each determination of the applicable interest rate by the Agent shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.
(b)    In the case of LIBOR Rate Loans, if as to any Loan Period the Screen Rate is not available and the substitute or successor pages or screens are also unavailable, then (i) the Agent shall promptly notify the other parties thereof and (ii) at the option of the Borrower the Committed Loan Request delivered by the Borrower pursuant to Section 2.2(a) with respect to such Funding Date shall be cancelled or shall be deemed to have specified a Base Rate Loan. For the avoidance of doubt, in the circumstances described in the immediately preceding sentence, the obligation of the Lenders to make or Continue LIBOR Rate Loans or to Convert Base Rate Loans into LIBOR Rate Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist (which notice shall be provided by the Agent promptly upon such circumstances ceasing to exist).
(c)    The Agent shall, upon written request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Agent in determining the interest rate applicable to any LIBOR Rate Loan.
Section 3.4.    Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Lenders pro rata in accordance with their respective Percentages an annual commitment fee computed by multiplying the average daily amount of the unused

Aggregate Commitment by the applicable percentage determined with respect to such commitment fee in accordance with Schedule II hereto. Such fee shall commence accruing on the Closing Date and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year (beginning with the last Business Day of the first full calendar quarter ending after the Closing Date) until the Commitments have expired or have been terminated and on the date of such expiration or termination (and, in the case of any Terminating Lender, such Lender’s Termination Date), in each case for the period then ending for which such commitment fee has not previously been paid; provided, that, no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
Section 3.5.    Agent’s Fees. The Borrower agrees promptly to pay to the Agent such fees as may be agreed from time to time by the Borrower, the Company and the Agent.
Section 3.6.    Computation of Interest and Fees. All interest and commitment fees hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year; provided that, for any period when the Base Rate is determined based on clause (b) of the definition of Base Rate, all interest accruing at the Base Rate for such period shall be computed for the actual number of days elapsed on the basis of a 365/366 day year. The interest rate applicable to each LIBOR Rate Loan and Base Rate Loan shall change simultaneously with each change in the LIBOR Rate or the Base Rate, as applicable.
SECTION 4.    REDUCTION OR TERMINATION OF THE COMMITMENTS; PREPAYMENTS; DEFAULTING LENDERS; INCREASE OF COMMITMENTS
Section 4.1.    Voluntary Termination or Reduction of the Commitments.
(a)    The Borrower may at any time on at least 3 Business Days’ prior notice received by the Agent (which shall promptly on the same day or on the next Business Day advise each Lender thereof) permanently reduce the amount of the Commitments (such reduction to be pro rata among the Lenders according to their respective Percentages) to an amount not less than the aggregate principal amount of all outstanding Committed Loans. Any such reduction shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Concurrently with any such reduction, the Borrower shall prepay the principal of any Committed Loans outstanding to the extent that the aggregate amount of such Committed Loans outstanding shall then exceed the Aggregate Commitment, as so reduced. The Borrower may from time to time on like notice terminate the Commitments upon payment in full of all Committed Loans, all interest accrued thereon, all fees and all other obligations of the Borrower hereunder. Any notice of reduction or termination in full of the Commitments hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Termination of Defaulting Lender. The Borrower shall be entitled at any time to (i) terminate the unused Commitment of any Lender that is a Defaulting Lender (the “Defaulted Commitments”) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and/or (ii) replace all of the Commitments or the Defaulted Commitments of any Lender that is a Defaulting Lender with Commitments of a Successor Lender, provided, that, (x) each such assignment shall be either an assignment of all of the rights and obligations of the Defaulting Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the Defaulting Lender under this Agreement with respect to all of the Commitments or the Defaulted Commitments, as the case may be, and (y) concurrently with such assignment, either the Borrower or one or more Successor Lenders shall pay for the account of such Defaulting Lender an aggregate amount at least equal to the aggregate outstanding principal amount of the Committed Loans owing to such Defaulting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Defaulting Lender under this Agreement. In either such event, the provisions of Section 4.3 shall apply to all amounts thereafter paid by the Borrower or such Successor Lender for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, commitment fees or other amounts), provided, that, such termination or assignment shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, or any Lender may have against such Defaulting Lender.
Section 4.2.    Voluntary Prepayments. The Borrower may voluntarily prepay Committed Loans without premium or penalty, except as may be required pursuant to subsection (d) below, in whole or in part; provided, that, (a) each prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (b) the Borrower shall give the Agent at its Notice Office (which shall promptly advise each Lender), not later than (i) 1:00 p.m., New York City time, at least two Business Days’ prior notice thereof for prepayments of LIBOR Rate Loans or (ii) 11:00 a.m., New York City time, same day notice thereof for prepayments of Base Rate Loans, specifying the Committed Loans to be prepaid and the date and amount of prepayment, (c) any prepayment of principal of any Committed Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid and (d) any prepayment of a LIBOR Rate Loan shall be subject to the provisions of Section 6.4. Any notice of prepayment in full of all Committed Loans hereunder or reduction of Commitments in full may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 4.3.    Defaulting Lenders.

(a)    No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.3 or otherwise specifically provided herein, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 4.3. The rights and remedies against a Defaulting Lender under this Section 4.3 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.
(b)    If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders, assume Commitments on a pro rata basis or take such other actions as the Agent may determine to be necessary to cause the outstanding borrowings of Committed Loans or Commitments to be held on a pro rata basis by the Lenders in accordance with their respective Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively or with duplication with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Committed Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Committed Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Loans were made at a time when the applicable conditions set forth in Section 9 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Loans of such Defaulting Lender and provided, further, that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.3 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
Section 4.4.    Increase of Commitments.
(a)    The Borrower shall have the right at any time after the Closing Date to increase the aggregate Commitments hereunder in accordance with the following provisions and subject to the following conditions:
(i)    The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least three Business Days’ (or such lesser period as the Administrative Agent may reasonably agree) prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $5,000,000 and in increments of $1,000,000 thereafter, and the requested date of increase (the “Requested Increase Date”). The Borrower may, but shall not be obligated to, offer to any Lender the right to provide all or any portion of the Requested Increase Amount. No Lender shall have any obligation whatsoever to offer to increase its Commitment by an amount specified by the Borrower or otherwise nor shall the Borrower be obligated to accept any offer by an existing Lender to provide all or any portion of the Requested Increase Amount. Any Lender that so offers to increase its Commitment, which increase is accepted by the Borrower, is herein called an “Increasing Lender”.
(ii)    If the aggregate amount of the increases offered and accepted pursuant to clause (i) above, if any, is less than the Requested Increase Amount, the Borrower may, through the Administrative Agent, offer the balance of the Requested Increase Amount to one or more Eligible Assignees; provided that the Commitment to be acquired hereunder by any such Eligible Assignee shall not be less than $1,000,000. Any such Eligible Assignee that agrees to acquire a Commitment pursuant hereto is herein called an “Additional Lender”.
(iii)    Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) Schedule I shall be deemed amended to reflect the increases contemplated hereby, (y) the Commitment of each Increasing Lender shall be increased by the amount agreed by such Increasing Lender and the Borrower, and (z) each Additional Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Commitment in the amount determined pursuant to clause (ii) above, and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.
(iv)    If on the Requested Increase Date there are borrowings of Committed Loans outstanding hereunder, appropriate adjustments shall be made (by the making of borrowings of Committed Loans by the Increasing Lenders and the Additional Lenders and/or

the prepayment of outstanding borrowings of Committed Loans) as necessary to cause the outstanding borrowings of Committed Loans to be held ratably by all Lenders.
(b)    Anything in this Section 4.4 to the contrary notwithstanding, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:
(i)    on the relevant Requested Increase Date and after giving effect to such increase, (x) no Unmatured Event of Default under Section 10.1.1 or 10.1.3 or Event of Default shall have occurred and be continuing and (y) the representations and warranties contained in Section 7 (other than those contained in Section 7.5) shall be true and correct in all material respects as of the Requested Increase Date and after giving effect thereto, with the same effect as though made on the Requested Increase Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
(ii)    after giving effect to any such increase the aggregate amount of the Commitments shall not exceed $4,500,000,000.
SECTION 5.    MAKING AND PRORATION OF PAYMENTS; SET‑OFF; TAXES
Section 5.1.    Making of Payments. Except as provided in Section 2.2(d), payments (including those made pursuant to Section 4.1) of principal of, or interest on, the Committed Loans and all payments of fees and any other payments required to be made by the Borrower to the Agent hereunder shall be made by the Borrower to the Agent in immediately available funds at its Payment Office not later than 12:00 Noon, New York City time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. Subject to Sections 3.4 and 4.3, the Agent shall promptly remit to each Lender its share (if any) of each such payment. All payments under Section 6 and all payments required to be made hereunder to any Person other than the Agent shall be made by the Borrower when due directly to the Persons entitled thereto in immediately available funds.
Section 5.2.    Pro Rata Treatment; Sharing.
(a)    Except as required pursuant to Section 3.4, Section 4.3, Section 6 or Section 12.9, each payment or prepayment of principal of any Committed Loans, each payment of interest on the Committed Loans and each payment of the commitment fee shall be allocated pro rata among the Lenders in accordance with their respective Percentages.
(b)    If any Lender or other holder of a Committed Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on or fees or other amounts with respect to any Committed Loan in excess of the share of payments and other recoveries (exclusive of payments or recoveries under Section 6 or pursuant to Section 12.9) such Lender or other holder would have received if such payment had been distributed pursuant to the provisions of Section 5.2(a), such

Lender or other holder shall purchase from the other Lenders or holders, in a manner to be specified by the Agent, such participations in the Committed Loans held by them as shall be necessary so that all such payments of principal and interest with respect to the Committed Loans shall be shared by the Lenders and other holders pro rata in accordance with their respective Percentages; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 5.3.    Set-off. Each Obligor agrees that the Agent, each Lender and any of their respective branches or agencies, to the extent permitted by applicable law, has all rights of set-off and banker’s lien provided by applicable law, and each Obligor further agrees that at any time, (i) any amount owing by any Obligor under this Agreement is due to any such Person or (ii) any Event of Default exists, each such Person, to the extent permitted by applicable law, may apply to the payment of any amount payable hereunder any and all balances, credits, deposits, accounts or moneys of such Obligor then or thereafter with such Person.
Section 5.4.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, but without duplication of increased amounts the Borrower has paid in respect of Taxes pursuant to Section 5.4(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.
(e)    Status of Lenders. (i)(A) Each Lender shall certify in writing to the Borrower and the Administrative Agent on or before the date it becomes a Lender that it is a Qualifying Lender (specifying which category of Qualifying Lender it is) and (B) any Lender that is entitled to benefit from an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation to the Borrower as will enable the Borrower to comply with the provisions of Sections 891A, 891E, 891F and 891G of the Taxes Consolidation Act 1997 of Ireland. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such

Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees (A) that if any form, certification or representation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or representation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so; and (B) if it no longer qualifies as a Qualifying Lender after the date it becomes a Lender, it will promptly notify the Borrower and the Administrative Agent in writing.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Indemnification of Borrower. Each Lender shall severally indemnify the Borrower within 10 Business Days after written demand with adequate supporting documentation for any Excluded Tax actually paid by the Borrower to a governmental entity solely and directly attributable to such Lender’s failure to comply with Section 5.4(f)(i)(A) or Section 5.4(f)(iii)(B) as it relates to the certification provided in Section 5.4(f)(i)(A).

(h)    Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 6.    INCREASED COSTS AND SPECIAL PROVISIONS FOR LIBOR RATE LOANS
Section 6.1.    Increased Costs. (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the making or issuance of any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency and compliance by any Lender (or any Funding Office of such Lender) therewith, then, subject to the provisions of Section 5.4, which shall provide the sole source of additional amounts payable to any Lender with respect to the matters covered therein,
(A)    shall subject any Lender (or any Funding Office of such Lender) to any Taxes with respect to its LIBOR Rate Loans (except for (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes);
(B)    shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest pursuant to Section 3.1), special deposit, assessment (including any assessment for insurance of deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or any Funding Office of such Lender); or
(C)    shall impose on any Lender (or any Funding Office of such Lender) any other condition affecting its LIBOR Rate Loans, its Committed Notes or its obligation to make or maintain LIBOR Rate Loans;
and the result of any of the foregoing is to increase the cost to (or to impose an additional cost on) such Lender (or any Funding Office of such Lender) of making, converting to, continuing or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender (or such Lender’s Funding Office) under this Agreement or under its Committed Notes with respect thereto, then within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or such reduction (without duplication of any amounts which have been paid or reimbursed).
(b)    If, after the date hereof, any Lender shall determine that the adoption, effectiveness or phase-in of any applicable law, rule, guideline or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the making or issuance of any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency and compliance by any Lender (or any Funding Office of such Lender or such Lender’s holding company) therewith, has or would have the effect of reducing the rate of return on the capital of such Lender or such Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Lender’s holding company’s policies with respect to capital adequacy or liquidity requirements), then, from time to time, within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for such reduction.
(c)    Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Funding Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. The Borrower shall not be required to compensate a Lender pursuant to this Section 6.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the change in law or other event occurring after the date hereof giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law or other such event is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
(d)    Notwithstanding anything to the contrary herein, it is understood and agreed that any changes resulting from requests, rules, guidelines or directives (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof; provided, however, that no Lender shall be entitled to receive any compensation or reimbursement hereunder with respect to any such changes unless such requirements are generally applicable to (and for which reimbursement is generally being sought by the applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower; provided, further, that no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

Section 6.2.    Basis for Determining Interest Rate Inadequate or Unfair. (a) If with respect to the Loan Period for any LIBOR Rate Loan:
(i)    the Screen Rate is not available and the substitute or successor pages or screens are also unavailable for such Loan Period, or the Agent otherwise determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the Base LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
(ii)    the Required Lenders advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Required Lenders of maintaining or funding LIBOR Rate Loans for such Loan Period, or that the making or funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in such Required Lenders’ opinion materially affects LIBOR Rate Loans, then (A) the Agent shall promptly notify the other parties thereof and (B) so long as such circumstances shall continue, no Lender shall be under any obligation to make or Continue any LIBOR Rate Loan or Convert any Base Rate Loan into a LIBOR Rate Loan.
(b)    If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of this Section have not arisen but either (A) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (B) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (C) the supervisor of the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (D) the supervisor of the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the applicable rate margins set forth on Schedule II unless agreed to by all Lenders in accordance with Section 12.1), a copy of which amendment shall be promptly provided by the Agent to the Lenders; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders by the Agent, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this clause (b), only to the extent the Screen Rate for such Loan Period is not available or published at such time on a current basis or is no longer used for determining interest rates for loans), (w) no Lender shall be under any obligation to make or Continue any LIBOR Rate Loan or Convert any Base Rate Loan into a LIBOR Rate Loan, (x) if any Committed Loan Request requests a LIBOR Rate Loan, such Committed Loan shall be made as a Base Rate Loan and (y) if the Borrower shall request the Conversion of a Base Rate Loan into a LIBOR Rate Loan or the Continuation of a LIBOR Rate Loan for a new Loan Period, such Conversion request shall be ineffective and the LIBOR Rate Loan subject to such Continuation request shall be Converted into a Base Rate Loan and (z) the rate of interest set forth in clause (c) of the definition of “Base Rate” contained in Section 1.2 will no longer be utilized in determining the Base Rate.
Section 6.3.    Changes in Law Rendering Certain Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or in the interpretation of applicable laws or regulations by any Governmental Authority or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of such Lender raise a substantial question as to whether it is) unlawful for a Lender to make, maintain or fund any LIBOR Rate Loan, then (a) such Lender shall promptly notify each of the other parties hereto, (b) upon the effectiveness of such event and so long as such unlawfulness shall continue, the obligation of such Lender to make or Continue LIBOR Rate Loans shall be suspended and any request by the Borrower for LIBOR Rate Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, and (c) on the last day of the current Loan Period for such Lender’s LIBOR Rate Loans (or, in any event, if such Lender so requests on such earlier date as may be required by the relevant law, regulation or interpretation) such Lender’s Committed Loans which are LIBOR Rate Loans shall cease to be maintained as LIBOR Rate Loans and shall thereafter bear interest at a floating rate per annum equal to the Base Rate. If at any time the event giving rise to such unlawfulness shall no longer exist, then such Lender shall promptly notify the Borrower and the Agent.
Section 6.4.    Funding Losses. The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan), as reasonably determined by such Lender, as a result of (a) any payment or mandatory or voluntary prepayment (including any payment pursuant to Section 6.3 or 12.9(b) or any payment resulting from acceleration) or Conversion or Continuation of any LIBOR Rate Loan of such Lender on a date other than the last day of the Loan Period for such Loan or (b) any failure of the Borrower to borrow any Committed Loans on the originally scheduled Funding Date specified therefor pursuant to this Agreement (including any failure to borrow resulting from any failure to satisfy the conditions precedent to such borrowing) or to Continue any LIBOR Rate Loans on the date specified therefor pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.
Section 6.5.    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary (but subject to Section 6.1(c)), each Lender shall be entitled to fund and maintain its funding of all or any part of its Committed Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Rate Loan during the Loan Period for such LIBOR Rate Loan through the purchase of deposits having a maturity corresponding to such Loan Period and bearing an interest rate equal to the rate borne by such LIBOR Rate Loan for such Loan Period.
Section 6.6.    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to this Section 6 shall be conclusive absent demonstrable error, and each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to Section 6.1 or 6.4. The provisions of this Section 6 shall survive termination of this Agreement and payment of the Committed Loans.
SECTION 7.    REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make Committed Loans hereunder, each Obligor hereby makes the following representations and warranties to the Agent and the Lenders (a) as of the Closing Date, and (b) other than the representations and warranties in Section 7.5, as of each applicable Funding Date, which representations and warranties shall survive the execution and delivery of this Agreement and the Committed Notes and the disbursement of the initial Committed Loans hereunder:
Section 7.1.    Organization, etc. (a) The Company is duly organized or incorporated, as applicable, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its organization; (b) each corporate Significant Subsidiary is a company or corporation, as applicable, duly organized or incorporated, as applicable, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation; (c) each other Significant Subsidiary (if any) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization; and (d) each of the Company and each Significant Subsidiary has the power to own its property and to carry on its business as now being conducted and is duly qualified and in good standing, to the extent applicable, as a foreign corporation or other entity authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except, in each of cases (a), (b), (c) and (d) above, where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 7.2.    Authorization; Consents; No Conflict. The execution and delivery by (x) each Obligor party hereto of this Agreement and by the Borrower of the Committed Notes, the payment of any fees hereunder, the borrowings hereunder and the performance by each such Obligor of its obligations under this Agreement and by the Borrower of its obligations under the Committed Notes and (y) each Obligor of any Guarantee Assumption Agreement to which it is a party and the performance by each such Obligor of its obligations hereunder and thereunder (a) are within the corporate or similar powers of each such Obligor, (b) have been duly authorized by all necessary corporate or similar action on the part of each such Obligor, (c) have received all necessary approvals, authorizations, consents, registrations, notices, exemptions and licenses (if any shall be required) from Governmental Authorities and other Persons, except for any such approvals, authorizations, consents, registrations, notices, exemptions or licenses non-receipt of which could not reasonably be expected to have a Material Adverse Effect, (d) are, where it concerns an Obligor incorporated under the laws of the Netherlands, in such Obligor’s corporate interest, (e) do not and will not contravene or conflict with any provision of (i) law, (ii) any judgment, decree or order to which such Obligor or any Significant Subsidiary is a party or by which such Obligor or any Significant Subsidiary is bound, (iii) the charter, by-laws, memorandum and articles of association or other organizational documents of such Obligor or any Significant Subsidiary or (iv) any provision of any agreement or instrument binding on such Obligor or any Significant Subsidiary, or any agreement or instrument of which such Obligor is aware affecting the properties of such Obligor or any Significant Subsidiary, except with respect to (i), (ii) and (iv) above, for any such contravention or conflict which could not reasonably be expected to have a Material Adverse Effect, and (f) do not and will not result in or require the creation or imposition of any Lien on any of such Obligor’s or its Significant Subsidiaries’ properties.
Section 7.3.    Validity and Binding Nature. (a) This Agreement is, each Guarantee Assumption Agreement when duly executed and delivered will be, and the Committed Notes (if any) when duly executed and delivered will be, legal, valid and binding obligations of each Obligor party thereto, enforceable against each such Obligor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(a)    This Agreement is in proper legal form under the law of Ireland and each other jurisdiction under which any Obligor is incorporated or organized for the enforcement thereof against each Obligor under such law. All formalities required in Ireland and each other jurisdiction under which any Obligor is organized or incorporated for the validity and enforceability of this Agreement (including any necessary registration, recording or filing with any court or other authority in Ireland and each other jurisdiction under which any Obligor is organized or incorporated) have been accomplished, and no notarization is required, for the validity and enforceability thereof.

Section 7.4.    Financial Statements. The Company’s audited consolidated financial statements as at December 31, 2018, and unaudited consolidated financial statements as at June 30, 2019, a copy of each of which has been furnished to each Lender, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (other than as required or permitted by GAAP, subject, in the case of unaudited financial statements, to changes resulting from audit and year-end adjustments) and fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the applicable time periods then ended.
Section 7.5.    Litigation. (a) As of the Closing Date, all Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.

(a)    As of the Closing Date, there is no Litigation Action pending or, to the knowledge of the Company, threatened that could reasonably be expected to adversely affect the enforceability of the Loan Documents against the Obligors or the rights and remedies of the Agent or the Lenders thereunder.
Section 7.6.    Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by the Company or any Subsidiary complies in all material respects with all applicable requirements of law and regulations. Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, during the term of this Agreement, (i) no steps have been taken to terminate any Plan and no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, (ii) no Reportable Event has occurred with respect to any Plan, (iii) no determination has been made that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA) and (iv) neither the Company nor any ERISA Affiliate has either withdrawn or instituted steps to withdraw from any Multiemployer Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no condition exists or event or transaction has occurred in connection with any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty (imposed by Section 4975 of the Code or Section 502(i) of ERISA or otherwise). Neither the Company nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential withdrawal liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has any contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 7.7.    Investment Company Act. Neither the Company nor the Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 7.8.    Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time). No part of the proceeds of any Committed Loan will be used to buy or carry any margin stock. Following the application of the proceeds of each Committed Loan, not more than 25% of the value of the assets of any of the Company and its Subsidiaries shall consist of margin stock.
Section 7.9.    Disclosure. As of the Closing Date, (a) all written information (including the Information Memorandum), other than Projections (as defined below), forward looking information and information of a general economic or industry specific nature that has been made available to the Administrative Agent, any Arranger or any Lender by the Company or any of its officers, directors, employees, accountants or attorneys or, at the direction of the Company, its other advisors, agents or representatives in connection with the transactions contemplated hereby, other than independent third-party appraisals of aircraft and independent third party generated industry information and when taken together with all reports, statements, schedules and other information included in filings made by the Company with the Securities and Exchange Commission, taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to any supplements thereto from time to time), (b) all financial projections, if any, that have been prepared by the Company in connection with the transactions contemplated hereby and made available to the Administrative Agent, any Lender or any potential Lender (the “Projections”) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date of the preparation of such Projections (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved) and (c) the information included in the Beneficial Ownership Certification (if any) is true and correct in all material respects.
Section 7.10.    Compliance with Applicable Laws, etc. Each Obligor and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (including ERISA or any laws applicable to a Foreign Plan and all applicable environmental laws), except for noncompliance that could not reasonably be expected to have a Material Adverse Effect. None of the Obligors nor any of the Subsidiaries is in default under any agreement or instrument to which such Obligor or such Subsidiary is a party or by which it or any of its properties or assets is bound, which default could reasonably be expected to have a Material Adverse Effect on the business, credit, operations or financial condition of the

Obligors and their Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.
Section 7.11.    Insurance. Each of the Obligors and each Subsidiary maintains, or, in the case of any property owned by any Obligor or any Subsidiary and leased to lessees, has contractually required such lessees to maintain, insurance with financially sound and reputable insurers to such extent and against such hazards and liabilities as is commonly maintained, or caused to be maintained, as the case may be, by companies similarly situated.
Section 7.12.    Taxes. Each of the Obligors and each Subsidiary has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been established, except where failure to pay such Taxes or file a tax return, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.
Section 7.13.    Use of Proceeds. The proceeds of the Committed Loans will be used for general corporate purposes of the Company and its Subsidiaries.
Section 7.14.    Pari Passu. All obligations and liabilities of any Obligor hereunder or under any Guarantee Assumption Agreement to which it is a party shall rank at least equally and ratably (pari passu) in priority with all other unsubordinated, unsecured obligations of such Obligor to any other creditor.
Section 7.15.    OFAC, Etc. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, the USA PATRIOT Act and other applicable anti-terrorism and money laundering laws. None of the Company or any Subsidiary, director, officer, employee or, to the knowledge of the Company after due inquiry, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing hereunder will be made for any purpose that would constitute or result in a violation by any party hereto, including the Lenders, of any applicable Anti-Corruption Laws, Sanctions, the USA PATRIOT Act or other anti-terrorism and money laundering laws.
SECTION 8.    COVENANTS
Until the expiration or termination of the Commitments, and thereafter until all obligations of the Obligors hereunder and under the Committed Notes are paid in full (other than unasserted contingent indemnification obligations), each Obligor agrees that, commencing on the Closing Date, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

Section 8.1.    Reports, Certificates and Other Information. Furnish to the Agent with sufficient copies for each Lender which the Agent shall promptly make available to each Lender:
8.1.1    Audited Financial Statements. As soon as available, and in any event within 95 days after each fiscal year of the Company, a copy of the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and annual audit report of the Company and its subsidiaries for such fiscal year (setting forth in each case in comparative form the figures for the previous fiscal year) prepared on a consolidated basis and in conformity with GAAP and certified by PricewaterhouseCoopers or by another independent certified public accountant of recognized national standing selected by the Company.
8.1.2    Interim Reports. As soon as available, and in any event within 50 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its subsidiaries as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by an Authorized Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments, the auditors’ year-end report and the absence of footnotes.
8.1.3    Certificates. Contemporaneously with the furnishing of a copy of each annual audit report and of each set of quarterly statements provided for in this Section 8.1, deliver a certificate of the Company, in substantially the form of Exhibit C hereto, dated the date of delivery of such annual report or such quarterly statements and signed by an Authorized Officer, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 8.
8.1.4    Certain Notices. Forthwith upon learning of the occurrence of any of the following, provide written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto:
(i)    the occurrence of an Event of Default or an Unmatured Event of Default;
(ii)    the institution of any Litigation Action; provided, that, the Company need not give notice of any new Litigation Action unless such Litigation Action, together with all other pending Litigation Actions, could reasonably be expected to have a Material Adverse Effect;

(iii)    the entry of any judgment or decree against the Company or any Subsidiary if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $200,000,000 after deducting (i) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has not denied coverage in writing and (ii) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent and the Required Lenders;
(iv)    the occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare benefits; the failure of the Company or any other Person to make a required contribution to a Plan if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA or a determination is made that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); provided, however, that no notice shall be required of any of the foregoing unless the circumstance could reasonably be expected to have a Material Adverse Effect; or
(v)    the occurrence of a material adverse change in the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
8.1.5    Reports. Promptly from time to time after the occurrence of an event required to be therein reported by the Company, such other reports of the Company on Form 6-K, or any successor or comparable form, as the Company shall have filed with the SEC.
8.1.6    Other Information. From time to time provide such other information regarding the operations and financial condition of the Company and its Subsidiaries (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) as any Lender or the Agent may reasonably request (not including reports and other materials to the extent filed with the Securities and Exchange Commission).
8.1.7    Beneficial Ownership Certification. To the extent reasonably requested by any Lender or Agent following any change in the information provided in the Beneficial Ownership Certification (if any) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, an updated Beneficial Ownership Certification.
Financial and other information required to be delivered pursuant to Sections 8.1.1, 8.1.2 and 8.1.5 above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agent on any Platform (as defined herein) or similar site to which the Lenders have been granted access or such reports shall be available on the website of the Securities and Exchange

Commission at http://www.sec.gov or the Company’s website at http://www.aercap.com; provided, that the Company shall provide paper copies of such financial information if requested by the Agent or any Lender. Information, reports or certificates required to be delivered pursuant to this Section 8.1 may be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 8.2.    Existence. (a) Maintain and preserve, and, subject to the first proviso in Section 8.9, cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts), and (b) take all reasonable action to maintain all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority, except in each case (other than with respect to the Company or the Borrower in connection with clause (a) above) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that notwithstanding anything to the contrary herein, (a) any Subsidiary may be merged or consolidated with or into (i) any other Subsidiary or (ii) into the Company (with the Company as the surviving corporation), provided that, in the case of clauses (a)(i) and (ii), if the Borrower shall be party to any such merger or consolidation the Borrower shall be the surviving entity of such merger or consolidation and (b) any Subsidiary may be converted from one form of business organization into any other form of business organization.
Section 8.3.    Nature of Business. Subject to Section 8.2, engage on a consolidated basis with its Subsidiaries in substantially the same fields of business as it and its Subsidiaries on a consolidated basis are engaged in on the date hereof (or fields of business related or ancillary thereto).
Section 8.4.    Books, Records and Access.
(a)    Maintain, and cause each Subsidiary to (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts) maintain in all material respects complete and accurate books and records in which full and correct entries in all material respects and in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities.
(b)    Permit, and cause each Subsidiary to permit (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts), access by the Agent and each Lender to the books and records of the Company and such Subsidiary during normal business hours, and permit, and cause each Subsidiary to permit, the Agent and each Lender to make copies of such books and records upon reasonable notice and as often as may be reasonably requested.
Section 8.5.    Insurance. Maintain, and cause each Subsidiary to maintain, such insurance as is described in Section 7.11 (but in the case of each Securitization

Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts).
Section 8.6.    Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts). In the case of properties leased by any Obligor or any Subsidiary to lessees, such Obligor may satisfy its obligations related to such properties under the previous sentence by contractually requiring, or by causing each Subsidiary to contractually require, such lessees to perform such obligations (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts).

Section 8.7.    Taxes. Pay or cause to be paid, and cause each Subsidiary to pay, or cause to be paid, prior to the imposition of any penalty or fine, all of its Taxes, unless and only to the extent that such Obligor or such Subsidiary, as the case may be, is contesting any such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP, except where failure to pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts).
Section 8.8.    Compliance. (a) Comply, and cause each Subsidiary to comply with all statutes (including ERISA) and governmental rules and regulations applicable to it except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect (but in the case of each Securitization Subsidiary, only to the extent it is able to do so after use of commercially reasonable efforts).
(a)    Maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)    Use the proceeds of any borrowing hereunder in compliance with any Anti-Corruption Laws, applicable anti-money laundering laws and any Sanctions applicable to any party hereto.
Section 8.9.    Sale of Assets. Not, and not permit any Subsidiary to, transfer, convey, lease (except for in the ordinary course of business) or otherwise dispose of all or substantially all of the assets of the Obligors and their Subsidiaries taken as a whole; provided, however, that any Wholly-owned Subsidiary may sell, transfer, convey, lease or assign all or a substantial part of its assets to another Obligor or another Wholly-

owned Subsidiary if immediately thereafter and after giving effect thereto no Event of Default or Unmatured Event of Default shall have occurred and be continuing; provided, further that this Section 8.9 shall not prohibit any transaction otherwise permitted by Section 8.2.
Section 8.10.    Consolidated Indebtedness to Shareholder’s Equity. Not permit the ratio of Consolidated Indebtedness to Shareholder’s Equity to exceed at any time 3.75:1.00 (such ratio to be calculated in a manner consistent with the calculations set forth on Schedule 1 to Exhibit C).
Section 8.11.    Interest Coverage Ratio. Not permit the Interest Coverage Ratio on the last day of any quarter of any fiscal year of the Company to be less than 150%.
Section 8.12.    Unencumbered Assets. Not permit the ratio of (A) Unencumbered Assets to (B) the aggregate outstanding principal amount of the Company’s consolidated unsecured Financial Indebtedness minus, to the extent included in Financial Indebtedness, the aggregate amount outstanding of Hybrid Capital Securities, in each case on the last day of any quarter of any fiscal year of the Company to be less than 135%.
Section 8.13.    Restricted Payments. Not declare or pay any dividends whatsoever or make any distribution on any capital stock of the Company (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), and not permit any Subsidiary to, make any payment to acquire or retire shares of capital stock of the Company, in each case at any time when (i) an Event of Default as described in Section 10.1 has occurred and is continuing and there are Committed Loans outstanding hereunder or (ii) an Event of Default as described in Section 10.1.1 has occurred and is continuing and there are no Committed Loans outstanding hereunder; provided, however, that notwithstanding the foregoing, this Section 8.13 shall not prohibit (x) the payment of dividends on any of ILFC’s market auction preferred stock that was sold to the public pursuant to an effective registration statement under the Securities Act of 1933 or (y) the payment of dividends within 30 days of the declaration thereof if such declaration was not prohibited by this Section 8.13.
Section 8.14.    Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien upon or with respect to any of its properties or assets of any kind, now owned or hereafter acquired, or on any income or profits therefrom, except for:
(a)    Liens existing on the Closing Date that are reflected in the consolidated financial statements of the Company dated prior to the Closing Date;
(b)    Liens to secure the payment of all or any part of the purchase price of any property or assets or to secure any Indebtedness incurred by the Company or a Subsidiary to finance the acquisition of any property or asset. For the avoidance of doubt, Liens securing Indebtedness relating to ECA Financings or Eximbank financings shall be permitted hereunder;

(c)    Liens securing the Indebtedness of a Subsidiary owing to the Company or to a Wholly-owned Subsidiary;
(d)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a Person as an entirety or substantially as an entirety by the Company or a Subsidiary; provided, that, any such Lien shall not extend to or cover any assets or properties of the Company or such Subsidiary owned by the Company or such Subsidiary prior to such merger, consolidation, purchase, lease or acquisition, unless otherwise permitted under this Section 8.14;
(e)    leases, subleases or licenses granted to others in the ordinary and usual course of the Company’s business;
(f)    easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;
(g)    bankers’ Liens arising by law or by contract in the ordinary and usual course of the Company’s business;
(h)    Liens incurred or deposits made in the ordinary course of business in connection with surety and appeal bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, however, that the obligation so secured is not overdue or is being contested in good faith and by appropriate proceedings diligently pursued;
(i)    any replacement or successive replacement in whole or in part of any Lien referred to in the foregoing clauses (a) to (h), inclusive; provided, however, that the principal amount of any Indebtedness secured by the Lien shall not be increased and the principal repayment schedule and maturity of such Indebtedness shall not be extended and (i) such replacement shall be limited to all or a part of the property which secured the Lien so replaced (plus improvements and construction on such property) or (ii) if the property which secured the Lien so replaced has been destroyed, condemned or damaged and pursuant to the terms of the Lien other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;
(j)    Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party; or Liens created by or resulting from any litigation or other proceeding that would not result in an Event of Default hereunder;

(k)    carrier’s, warehouseman’s, hangar keeper’s, mechanic’s, repairer’s, landlord’s and materialmen’s Liens, Liens for Taxes, assessments and other governmental charges and other Liens arising in the ordinary course of business, by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements, in each case securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue or are being contested in good faith and by appropriate proceedings diligently pursued; and
(l)    other Liens securing Indebtedness of the Company or any Subsidiary; provided that at the time such Indebtedness is incurred (or, in the case of unsecured Indebtedness that is subsequently secured by Liens, at the time such Indebtedness becomes secured) the ratio of (A) Unencumbered Assets as of the end of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1 (except that (i) “cash and cash equivalents” and Financial Indebtedness shall be measured on the applicable date of determination on a pro forma basis, (ii) any Aircraft Assets acquired subsequent to such date may, at the option of the Company, be included in the determination of Unencumbered Assets valued as of the date of acquisition and as determined by the Company in good faith and (iii) if the outstanding amount of Financial Indebtedness on the applicable date of determination has been reduced since the end of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1 with the proceeds of any sale or other disposition of Aircraft Assets, the book value of such Aircraft Assets sold or otherwise disposed of shall be excluded) to (B) the aggregate outstanding principal amount of the Company’s consolidated unsecured Financial Indebtedness on the date of determination on a pro forma basis minus, to the extent included in Financial Indebtedness as of such date, the aggregate amount outstanding of Hybrid Capital Securities, is not less than 135%.
Section 8.15.    Use of Proceeds. Not permit any proceeds of the Committed Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time; or for the purpose, whether immediate, incidental or ultimate, of acquiring directly or indirectly any of the outstanding shares of voting stock of any corporation which (i) has announced that it will oppose such acquisition or (ii) has commenced any litigation which alleges that any such acquisition violates, or will violate, applicable law.
Section 8.16.    Transactions with Affiliates.
(a)    Not, and not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5,000,000, unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and
(ii)    the Company delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, a resolution adopted by the disinterested members of the Board of Directors of the Company, if any, approving such Affiliate Transaction and set forth in a certificate of an Authorized Officer of the Company certifying that such Affiliate Transaction complies with Section 8.16(a)(i).
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 8.16(a):
(i)    transactions between or among the Company and/or any of its Subsidiaries;
(ii)    declaration or payment of dividends, the making of distributions on any Capital Stock of the Company and the making of payments to acquire or retire shares of Capital Stock of the Company, in each case at any time not prohibited by Section 8.13;
(iii)    the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary;
(iv)    transactions in which the Company or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or meets the requirements of 8.16(a)(i);
(v)    payments or loans (or cancellation of loans) to employees or consultants of the Company or any of its Subsidiaries which are approved by a majority of the Board of Directors of the Company in good faith;
(vi)    any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and its Subsidiaries than the agreement in effect on the date hereof (as determined by the Board of Directors of the Company in good faith));
(vii)    the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Company and its Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors of the Company in good faith);
(viii)    transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;
(ix)    the issuance of Capital Stock (other than Disqualified Stock) of the Company to any Affiliate of the Company and other customary rights in connection therewith;
(x)    transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Company;
(xi)    transactions in the ordinary course with joint ventures in which the Company or a subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or subsidiary participating in such joint ventures than they are to other joint venture partners;
(xii)    transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through one or more of its Subsidiaries, Capital Stock in, or controls, such Person;
(xiii)    transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;
(xiv)    services provided by the Company or any of its Subsidiaries to its Subsidiaries or Affiliates under an agreement in respect of (A) aircraft, airframe and engines, (B) all parts, including replacement parts, of whatever nature, which are from time to time included within the airframes or engines or owned separately by the Company or any of its subsidiaries, (C) aircraft documents, (D) leases to which the Company or any of its subsidiaries is or may from time to time be party with respect to an aircraft engine or part and (E) all asset backed securities or other instruments secured directly or indirectly by aircraft, airframe, engines or parts all in the ordinary course of business and consistent with past practice; and
(xv)    any transaction with an Affiliate of the Company where the only consideration paid by the Company or any of its Subsidiaries is the issuance of Capital Stock (other than Disqualified Stock).

Section 8.17.    Limitation on Issuances of Guarantees of Indebtedness. Not cause or permit any of its Subsidiaries (other than a Securitization Subsidiary, an Excluded Subsidiary or an Obligor), directly or indirectly, to guarantee any Capital Markets Debt or unsecured Credit Facility (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) of the Company or any other Obligor (other than the Financing Trust or any of its subsidiaries) unless such Subsidiary, within five Business Days of the date on which it guarantees Capital Markets Debt or an unsecured Credit Facility of the Company or any other Obligor (other than the Financing Trust or any of its subsidiaries), executes and delivers to the Administrative Agent a Guarantee Assumption Agreement.
Section 8.18.    [Reserved].
Section 8.19.    Subsidiary Guarantors. In each case to the extent such Person is not a party to this Agreement on the date hereof, cause any Subsidiary that is required under Section 8.17 to become a Subsidiary Guarantor to (a) become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and (b) deliver such proof of corporate or similar action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 9 on the Closing Date.
SECTION 9.    CONDITIONS TO LENDING
Section 9.1.    Conditions Precedent to All Committed Loans. Each Lender’s obligation to make each Committed Loan on the date of original borrowing thereof is subject to the following conditions precedent:
9.1.1    No Default. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Committed Loan and (b) the representations and warranties contained in Section 7 (other than those contained in Section 7.5) are true and correct in all material respects as of the date of such requested Committed Loan, with the same effect as though made on the date of such Committed Loan, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (it being understood that each request for a Committed Loan shall automatically constitute a representation and warranty by the Company that, as at the requested date of such Committed Loan, (x) all conditions under this Section 9.1.1 shall be satisfied and (y) after the making of such Committed Loan the aggregate principal amount of all outstanding Committed Loans will not exceed the Aggregate Commitment).
9.1.2    Documents. The Agent shall have received (a) a certificate signed by an Authorized Officer of the Company as to compliance with Section 9.1.1, which requirement shall be deemed satisfied by the submission of a properly completed Committed Loan Request, and (b) a Committed Loan Request substantially in the form of Exhibit A hereto.

Section 9.2.    Conditions to Effectiveness. This Agreement, and the obligations of each Lender hereunder to make Committed Loans pursuant to its Commitment, shall not become effective until the date on which each of the following conditions precedent shall have been satisfied or, to the extent not so satisfied, waived in writing by the Required Lenders (the “Closing Date”):
9.2.1    Revolving Credit Agreement. The Agent shall have received this Agreement duly executed and delivered by each of the Lenders, the Company, the Borrower and each of the Subsidiary Guarantors identified under the caption “GUARANTORS” on the signature pages hereto and each of the Lenders shall have received a fully executed Committed Note, if such Committed Note is requested by any Lender pursuant to Section 11.11.
9.2.2    KYC Documents. (a) The Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information reasonably requested by the Lenders through the Agent in writing at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” requirements under applicable law, and (b) at least three Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to it.
9.2.3    Closing Certificate. The Agent shall have received a certificate of an Authorized Officer (a) confirming that since the date of the audited financial statements identified in Section 7.4 hereof, there shall not have occurred any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole, (b) as to the absence of any Unmatured Event of Default or Event of Default and (c) confirming that the representations and warranties contained in Section 7 are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
9.2.4    Fees. The Agent shall have received (a) for the account of the Agent the Agent’s fees payable on the Closing Date pursuant to Section 3.5 hereof and (b) all accrued fees and expenses payable on the Closing Date owing to the Agent, the Arrangers and the Lenders from the Company, in each case, pursuant to written agreements as in effect on the Closing Date.
9.2.5    Existing Credit Facility. Prior to or substantially contemporaneously with the Closing Date, all outstanding “Committed Loans” of any Replaced Lenders and all accrued but unpaid interest and fees owing to any “Lender”, in each case, under the Existing Credit Agreement shall have been paid in full.

9.2.6    Evidence of Corporate Action, Incumbency and Signatures. The Agent shall have received a certificate of the Secretary or an Assistant Secretary or a director of each Obligor, in substantially the form of Exhibit G, certifying (a) copies of all corporate or similar actions taken by each Obligor to authorize this Agreement and, as applicable, the Committed Notes and (b) the names of the officer or officers or director or directors or other authorized signatories of such Obligor authorized to sign the Loan Documents to which it is a party and the other documents provided for in this Agreement to be executed by such Obligor, together with a sample of the true signature of each such officer or director or other authorized signatory (it being understood that the Agent and each Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
9.2.7    Good Standing Certificates. To the extent made available in the relevant jurisdiction, the Agent shall have received such good standing certificates of state officials (or analogous documents or certificates relating to valid existence and good standing) with respect to the incorporation or organization of each Obligor.
9.2.8    Opinions of Company Counsel. The Agent shall have received favorable written opinions of (i) Cravath, Swaine & Moore LLP, special New York counsel for the Obligors, in substantially the form of Exhibit H-1, (ii) McCann FitzGerald, special Irish counsel to the Company, in substantially the form of Exhibit H-2, (iii) NautaDutilh N.V., special Dutch counsel to the Company, in substantially the form of Exhibit H-3, (iv) Smith, Gambrell & Russell, LLP, special California counsel to ILFC, in substantially the form of Exhibit H-4, and (v) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Company, in substantially the form of Exhibit H-5.
The Agent shall promptly notify the Company and the Lenders of the occurrence of the Closing Date, and such notice shall be conclusive and binding.
SECTION 10.    EVENTS OF DEFAULT AND THEIR EFFECT
Section 10.1.    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
10.1.1    Non-Payment of the Committed Loans, etc. Default in the payment when due of any principal of any Committed Loan or default and continuance thereof for three Business Days in the payment when due of any interest on any Committed Loan, any fees or any other amounts payable by any Obligor hereunder.
10.1.2    Non-Payment of Other Indebtedness for Borrowed Money. (a) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal of, interest on or fees incurred in connection with any other Indebtedness of, or Guaranteed by, the Company or any Significant Subsidiary beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created (except (i) any such Indebtedness of any Subsidiary to the Company or to any other Subsidiary and (ii) any Indebtedness hereunder) or (b) default in the performance or observance of any obligation or condition with respect to any such other Indebtedness or (other than in respect of any Indebtedness secured by Liens over Aircraft Assets or the Equity Interests of a Subsidiary owning Aircraft Assets) any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, (with or without the giving of notice, the lapse of time or both but in each case after any applicable period of grace, if any, shall have lapsed) such Indebtedness to become due prior to its stated maturity or the obligations under such Guarantee to become payable, provided, however, that the aggregate principal amount of all Indebtedness as to which there has occurred any default as described in clause (a) or (b) above shall equal or exceed $200,000,000; provided further however, that clause (b) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
10.1.3    Bankruptcy, Insolvency, etc. The Company or any Significant Subsidiary becomes insolvent (which term shall include any form of creditor protection and moratorium, including bankruptcy (faillissement) and suspension of payments (surseance van betaling) under Dutch law and the serving of a notice pursuant to section 36 of the Dutch Tax Collection Act (Invorderingswet)) or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Significant Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, liquidator, examiner, receiver or other custodian (including a “curator” in a bankruptcy under Dutch law and a “bewindvoerder” in a suspension of payment (surseance van betaling) under Dutch law) for the Company or such Significant Subsidiary or a material portion of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, liquidator, examiner, receiver or other custodian is appointed for the Company or any Significant Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Company or any of its Significant Subsidiaries which is not released within 60 days of service; or any bankruptcy, examinership, receivership, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary), is commenced in respect of the Company or any Significant Subsidiary, and, if such case or proceeding is not commenced by the Company or such Significant Subsidiary it is consented to or acquiesced in by the Company or such Significant Subsidiary or remains for 60 days undismissed; or the Company or any Significant Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

10.1.4    Non-Compliance with this Agreement.
(a)    Failure by any Obligor to comply with or to perform any of the covenants in Sections 8.1.4(i), Sections 8.9 through Section 8.15 and Section 8.17.
(b)    Failure by any Obligor to comply with or to perform any of the covenants herein or any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 10.1) and continuance of such failure for 30 days after notice thereof to the Company from the Agent.
10.1.5    Representations and Warranties. Any representation or warranty made by the Company herein or by any Guarantor in any Guarantee Assumption Agreement is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, or other writing furnished by the Company to the Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or any certification made or deemed made by the Company to the Agent or any Lender is untrue or misleading in any material respect on or as of the date made or deemed made.
10.1.6    Employee Benefit Plans. Any ERISA Event shall have occurred with respect to any Plan or any Foreign Benefit Event shall have occurred with respect to a Foreign Plan that, in each case, would reasonably be expected to result in a Material Adverse Effect.
10.1.7    Judgments. There shall be entered against the Company or any Subsidiary one or more final, non-appealable judgments or decrees for the payment of money in excess of $200,000,000 in the aggregate at any one time outstanding for the Company or any Subsidiary (excluding any portion thereof that is paid or covered by insurance so long as coverage has not been denied in writing or is otherwise indemnified if the terms of such indemnification are satisfactory to the Required Lenders) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders in excess of such aggregate amount on or after the date any payment is due and payable under the terms of such judgments or orders and shall not have been stayed within 60 days after such enforcement proceedings are commenced or (ii) there is a period of 60 consecutive days during which such judgments or orders in excess of such aggregate amount shall not have been paid, vacated, discharged, stayed or bonded.
10.1.8    Invalidity of Loan Documents. Any Loan Document shall cease to be, or shall be asserted by any Obligor not to be, in full force and effect, except in accordance with the terms of this Agreement, including, in the case of any guarantee by any Subsidiary Guarantor of the Guaranteed Obligations, as a result of the release of such guarantee as provided in Section 13.9.
10.1.9    Change of Control. A Change of Control shall have occurred.

Section 10.2.    Effect of Event of Default. If any Event of Default described in Section 10.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Committed Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind; and, in the case of any other Event of Default, the Agent may, and upon written request of the Required Lenders shall, declare the Commitments (if they have not theretofore terminated) to be terminated and all Committed Loans and all interest and other amounts due hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Committed Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind. The Agent shall promptly advise the Company and each Lender of any such declaration, but failure to do so shall not impair the effect of such declaration.
SECTION 11.    THE AGENT
Section 11.1.    Authorization and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and under the Committed Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Subject to the provisions of Section 11.4, the Agent will take such action permitted by any agreement delivered in connection with this Agreement as may be requested in writing by the Required Lenders or if required under Section 12.1, all of the Lenders. Other than as expressly set forth herein, the Agent shall promptly remit in immediately available funds to each Lender its share of all payments received by the Agent for the account of such Lender, and shall promptly transmit to each Lender (or share with each Lender the contents of) each notice it receives from the Company pursuant to this Agreement. Other than Section 11.9, the provisions of this Section 11 are solely for the benefit of the Agent and the Lenders, and the Company shall have no rights as a third party beneficiary of any of such provisions.
Section 11.2.    Agent Individually. (a) The Person serving as the Agent, if a Lender hereunder, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
(a)    Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.2 as “Activities”) and may engage in the Activities with or on behalf of the Company or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Company and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Company and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Company and its Affiliates (including information concerning the ability of the Company to perform its obligations hereunder) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company) or to account for any revenue or profits obtained in connection with the Activities except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.
(b)    Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Company and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including “Information” as defined in Section 12.6) concerning the Company or its Affiliates (including information concerning the ability of the Company to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual (other than the administrative duties of the Agent expressly provided hereunder) duties (including any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Company or its Affiliates) or for its own account.
Section 11.3.    Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without releasing the Company from its obligation to do so, to the extent applicable), ratably according to their respective Percentages (determined at the time such indemnity is sought), from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses which may at any time (including at any time following the repayment of the Committed Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that, no Lender shall be liable for the payment to the Agent of any portion of such actions, causes of action, suits, losses, liabilities, damages and expenses resulting from the Agent’s or its employees’ or agents’ gross negligence or willful misconduct. Without limiting the foregoing, subject to Section 12.5 each Lender agrees to reimburse the Agent promptly upon demand for its ratable share (determined at the time such reimbursement is sought) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any amendments or supplements hereto or thereto to the extent that the Agent is not reimbursed for such expenses by the Company. All obligations provided for in this Section 11.3 shall survive repayment of the Committed Loans, cancellation of the Committed Notes or any termination of this Agreement. For the purpose of this Section 11.3, Agent shall mean the Administrative Agent and its Affiliates, directors, officers and employees.
Section 11.4.    Action on Instructions of the Required Lenders. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Committed Loans), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall in all cases be fully protected in acting or refraining from acting upon the written instructions from (i) the Required Lenders, except for instructions which under the express provisions hereof must be received by the Agent from all Lenders and (ii) in the case of such instructions, from all Lenders. In no event will the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The relationship between the Agent and the Lenders is and shall be that of agent and principal only and nothing herein contained shall be construed to constitute the Agent a trustee for any holder of a Committed Loan or of a participation therein nor to impose on the Agent duties and obligations other than those expressly provided for herein.
Section 11.5.    Payments. (a) The Agent shall be entitled to assume that each Lender has made its Committed Loan available in accordance with Section 2.2(c) unless such Lender notifies the Agent at its Notice Office prior to 11:30 a.m., New York City time, on the Funding Date for such Committed Loan that it does not intend to make such Committed Loan available, it being understood that no such notice shall relieve such Lender of any of its obligations under this Agreement. If the Agent makes any payment to the Borrower on the assumption that a Lender has made the proceeds of such Committed Loan available to the Agent but such Lender has not in fact made the proceeds of such Committed Loan available to the Agent, such Lender shall pay to the Agent on demand an amount equal to the amount of such Lender’s Committed Loan, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which the proceeds of such Lender’s Committed Loan become immediately available to the Agent at its Payment Office prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 11.5(a) shall be conclusive absent demonstrable error. If the proceeds of such Lender’s Committed Loan are not made available to the Agent at its Payment Office by such Lender within three Business Days of such Funding Date, the Agent shall be entitled to recover such amount upon two Business Days’ demand from the Borrower, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which such proceeds become immediately available to the Agent prior to 12:00 Noon, New York City time, at the rate per annum applicable to Base Rate Loans hereunder, based upon a year of 360 days. Nothing in this paragraph (a) shall relieve any Lender of any obligation it may have hereunder to make any Committed Loan or prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(a)    The Agent shall be entitled to assume that the Borrower has made all payments due hereunder from the Borrower on the due date thereof unless it receives notification prior to any such due date from the Borrower that the Borrower does not intend to make any such payment, it being understood that no such notice shall relieve the Borrower of any of its obligations under this Agreement. If the Agent distributes any payment to a Lender hereunder in the belief that the Borrower has paid to the Agent the amount thereof but the Borrower has not in fact paid to the Agent such amount, such Lender shall pay to the Agent on demand (which shall be made by facsimile or personal delivery) an amount equal to the amount of the payment made by the Agent to such Lender, together with interest thereon for each day that elapses from and including the date on which the Agent made such payment to but excluding the Business Day on which the amount of such payment is returned to the Agent at its Payment Office in immediately available funds prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. If the amount of such payment is not returned to the Agent in immediately available funds within three Business Days after demand by the Agent, such Lender shall pay to the Agent on demand an amount calculated in the manner specified in the preceding sentence after substituting the term “Base Rate” for the term “Federal Funds Rate”. A certificate of the Agent submitted to any Lender with respect to amounts owing under this Section 11.5(b) shall be conclusive absent demonstrable error.
Section 11.6.    Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.
(a)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1, 11.1 or 10.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default or the event or events that give or may give rise to any Unmatured Event of Default or Event of Default unless and until the Company or any Lender shall have given notice to the Agent describing such Event of Default and such event or events.
(b)    Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Section 9 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.
(c)    Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
Section 11.7.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Committed Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Committed Loan, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Committed Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.8.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Agent and each such sub agent shall be entitled to the benefits of all provisions of this Section 11 and Section 12.5 and subject to the duties and obligations of the Agent under the Agreement (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto. The Agent shall not be responsible for the negligence or misconduct of any sub-agent that it selects in the absence of gross negligence, bad faith or willful misconduct.
Section 11.9.    Resignation of Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor reasonably acceptable to the Company (such consent of the Company not to be unreasonably withheld or delayed and not required if an Event of Default under Section 10.1.1 or 10.1.3 has occurred and is continuing) from among the Lenders, which shall be a commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $1,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder (other than with respect to its own gross negligence, bad faith or willful misconduct concerning any actions taken or omitted to be taken by it while it was Agent under this Agreement) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
Section 11.10.    Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Committed Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Committed Loans and other extensions of credit hereunder is suitable and appropriate for it.
(a)    Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Company;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Committed Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
(iv)    the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 11.11.    The Register; the Committed Notes.
(a)    The Agent, acting as a non-fiduciary agent on behalf of the Borrower, shall maintain at the Payment Office a register for the inscription of the names and addresses of Lenders and the Commitments and Committed Loans of, and principal amounts and interest owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lenders, and the Agent may treat each Person whose name is inscribed in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, the Borrower, the Agent, or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(b)    The Agent shall inscribe in the Register the Commitments and the Committed Loans from time to time of each Lender, the amount of each Lender’s participation in outstanding Committed Loans and each repayment or prepayment in respect of the principal amount of the Committed Loans of each Lender, the principal and other amounts owing from time to time by the Borrower in respect of each Committed Loan to each Lender of such Committed Loans and the dates on which the Loan Period for each such Committed Loan shall begin and end. Any such inscription shall be conclusive and binding on the Borrower and each Lender, absent manifest or demonstrable error; provided, that, failure to make any such inscription, or any error in such inscription, shall not affect any of the Borrower’s obligations in respect of the applicable Committed Loans; and provided further, that, in such case, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the Lender inscribed in the Register with respect to such Committed Loans.
(c)    Each Lender shall record on its internal records the amount of each Committed Loan made by it and each payment in respect thereof; provided, that, in the event of any inconsistency between the Register and any Lender’s records, the inscriptions in the Register shall govern, absent manifest or demonstrable error.
(d)    If so requested by any Lender by written notice to the Company (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to Section 12.4.1 hereof) promptly after receipt of such notice, a Committed Note substantially in the form of Exhibit B hereto.
Section 11.12.    No Other Duties, etc. Anything herein to the contrary notwithstanding, no Person acting as “Joint Bookrunner”, “Joint Lead Arranger”, “Documentation Agent” or “Syndication Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
Section 11.13.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the

Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Committed Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 12.    GENERAL
Section 12.1.    Waiver; Amendments. No delay on the part of the Agent, any Lender, or the holder of any Committed Loan in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except as provided in Section 6.2(b), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Committed Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Obligors (or, in the case of the Committed Notes, the Borrower), the Agent and by the Non-Defaulting Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Committed Notes, by the Required Lenders, and then any amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (i) shall change the definition of “Required Lenders” or “Percentage” in Section 1, amend, waive, change or otherwise modify the terms of Section 3.6, Section 5.2(a), Section 10.1.1, or this Section 12.1, release all or substantially all of the Guarantors (except the release of any Guarantor pursuant to a transaction otherwise permitted hereunder), or otherwise change the aggregate Percentage required to effect an amendment, modification, waiver or consent without the written consent of the Obligors and all Non-Defaulting Lenders, (ii) shall modify or waive any of the conditions precedent specified in Section 9.1 for the making of any Committed Loan without the written consent of the Obligors and the Lender which is to make such Committed Loan or (iii) shall (other than in accordance with Section 12.9(a)) extend the scheduled maturity, increase the amount of, or reduce the principal amount of, or rate of interest on, reduce or waive any fee hereunder or extend the due date for or waive any amount payable under, any Commitment or Committed Loan without the written consent of the Obligors and the applicable Lender holding the Commitment or Committed Loan adversely affected thereby. No provisions of Section 12 or any provision herein affecting the rights and duties of the Agent in its capacity as such shall be amended, modified or waived without the Agent’s written consent.
Section 12.2.    Notices.
(a)    Subject to paragraphs (b) through (f) of this Section 12.2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be either (x) in writing (including by telecopy, encrypted or unencrypted) or (y) as and to the extent set forth in Section 12.2(b) and in the proviso to this Section 12.2(a) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy or e-mail notice, when received, addressed to the Borrower, the Agent or such Lender (or other holder) at its address shown across from its name on Schedule III hereto or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purpose; provided, that any notice, request or demand to or upon the Agent or the Lenders pursuant to Sections 2.2(a) or 4.2 shall not be effective until received.
(b)    Each Obligor hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Event of Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (with such Communications to contain any required signatures) in a format acceptable to the Agent to global.loans.support@citi.com (or such other e-mail address designated by the Agent from time to time); provided, that, if requested in writing by any Lender, the Company will provide to such Lender a hard copy of its financial statements required to be provided hereunder.
(c)    Each party hereto agrees that the Agent may make the Communications available to the Lenders by posting the Communications on DebtDomain or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Section 12.2 shall prejudice the right of the Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.
(d)    The Company hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”
(e)    Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e‑mail address.
(f)    Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available,” (iii) none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any Communications or the Platform.
Section 12.3.    Computations.
(a)    Subject to Section 12.3(b), where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, at any time and to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP. If (i) at any time any material change in GAAP or (ii) on the Closing Date any “End of Lease Assets” are reclassified as goodwill on such date, and in each case the application thereof or such reclassification would affect the computation or interpretation of any financial ratio, requirement or other provision set forth in this Agreement, and either the Company or the Agent shall so request, the Agent and the Company shall negotiate in good faith to amend such ratio, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof or such reclassification (it being understood, however, that such ratio, requirement or other provision shall remain in full force and effect in accordance with their existing terms pending the execution by the Company and the Required Lenders of any such amendment); provided that, until so amended, (A) such ratio, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein or such reclassification and (B) in the case of any relevant calculation, the Company shall provide to the Agent and the Lenders a written unaudited reconciliation in form and substance reasonably satisfactory to the Agent, between calculations of such ratio, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or such reclassification.
(b)    Notwithstanding the foregoing or any other provision of this Agreement, the adoption or issuance of any accounting standards after December 31, 2015 will not cause any rental obligation that was not or would not have been Capitalized Rentals prior to such adoption or issuance to be deemed Capitalized Rentals.
(c)    In the event that (i) any accounting standard that is adopted or issued after December 31, 2015 would, but for the provisions of Section 12.3(b), cause any rental obligation that was not or would not have been Capitalized Rentals prior to such adoption or issuance to be deemed Capitalized Rentals and (ii) the effect of Section 12.3(b) shall materially impact the calculation of the financial covenants in this Agreement, then the Company thereafter shall provide, at the time of delivery of financial statements pursuant to Sections 8.1.1 and 8.1.2, to the Administrative Agent and the Lenders financial statements and other documents required or as reasonably requested under this Agreement to, as applicable, provide an unaudited estimated reconciliation of such financial covenant at the close of each quarterly period with respect to the treatment of Capitalized Leases and Capitalized Rentals, calculated using GAAP as in effect before such adoption or issuance and GAAP as in effect after such adoption or issuance.
Section 12.4.    Assignments; Participations. Each Lender may assign, or sell participations in, its Committed Loans and its Commitment to one or more other Persons in accordance with this Section 12.4 (and, subject to compliance by the applicable Lender with Section 12.6, the Company consents to the disclosure of any information obtained by any Lender in connection herewith to any actual or prospective Assignee or Participant).
12.4.1    Assignments. Any Lender may with the written consents of the Company and the Agent (which consents will not be unreasonably withheld or delayed) at any time assign and delegate to one or more Eligible Assignees (any Person to whom an assignment and delegation is made being herein called an “Assignee”) all or any fraction of such Lender’s Committed Loans and Commitment; each such assignment of a Lender’s Commitment shall be in the minimum amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (or such lower minimum amount or lower integral multiple as the Company and the Agent may consent to); provided that, in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Committed Loans at the time owing to it, no minimum amount need be assigned; provided, further, that no such consent from the Company shall be required if, at such time, an Event of Default under Section 10.1.1 or 10.1.3 has occurred and is continuing; provided, further, that, any such Assignee will comply, if applicable, with the provisions contained in Section 5.4; provided, further, the Company may withhold consent to the assignment of any Lender’s Committed Loans and Commitment to an Assignee for whom it is illegal to make a LIBOR Rate Loan described in Section 12.9(b)(iii) or that the Borrower would be required to compensate for any withholding or deductions described in clauses (i) or (ii) of Section 12.9(b) that are in excess of any such withholding or deductions the Borrower would be required to compensate to such assigning Lender, and any such withholding of consent by the Company is and hereby will be deemed to be reasonable; and provided, further, that the Borrower and the Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee until such assigning Lender and/or such Assignee shall have consummated such assignment:

(i)    given written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, substantially in the form of Exhibit D, to the Company and the Agent;
(ii)    provided evidence satisfactory to the Company and the Agent that, as of the date of such assignment and delegation the Obligors will not be required to pay any costs, fees, taxes or other amounts of any kind or nature (including under Section 12.5) with respect to the interest assigned in excess of those payable by the Obligors with respect to such interest prior to such assignment;
(iii)    paid to the Agent for the account of the Agent a processing fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(iv)    provided to the Agent evidence reasonably satisfactory to the Agent that the assigning Lender has complied with the provisions of Section 11.10.
Upon receipt of the foregoing items and the consents of the Company and the Agent, and subject to the acceptance and recordation of the assignment by the Agent pursuant to Section 11.11, (x) the Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee, such Assignee shall have the rights and obligations of a Lender hereunder and under the other instruments and documents executed in connection herewith and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder, except as specified in the last sentence of Section 12.6. The Agent may from time to time (and upon the request of the Company or any Lender after any change therein shall) distribute a revised Schedule I indicating any changes in the Lenders party hereto or the respective Percentages of such Lenders and update the Register. Within five Business Days after the Company’s receipt of notice from the Agent of the effectiveness of any such assignment and delegation, if requested by the Assignee in accordance with Section 11.11, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee) new Committed Notes in favor of such Assignee and, if the assigning Lender has retained Committed Loans and a Commitment hereunder and if so requested by such Lender in accordance with Section 11.11, replacement Committed Notes in favor of the assigning Lender (such Committed Notes to be in exchange for, but not in payment of, the Committed Notes previously held by such assigning Lender). Each such Committed Note shall be dated the date of the predecessor Committed Notes. The assigning Lender shall promptly mark the predecessor Committed Notes, if any, “exchanged” and deliver them to the Borrower. Any attempted assignment and delegation not made in accordance with this Section 12.4.1 shall be null and void.
The foregoing consent requirement shall not be applicable in the case of, and this Section 12.4.1 shall not restrict, any assignment or other transfer by any Lender of all or any portion of such Lender’s Committed Loans or Commitment to any Federal Reserve Bank or the European Central Bank (provided, that, such Federal Reserve Bank or European Central Bank shall not be considered a “Lender” for purposes of this Agreement).

Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or other similar central bank; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.
The Company, each Lender, and each Assignee acknowledge and agree that after receipt by the Agent of the items and consents required by this Section 12.4.1 each Assignee shall be considered a Lender for all purposes of this Agreement (including Sections 5.4, 6.1, 6.4, 12.5 and 12.6) and by its acceptance of an assignment herein, each Assignee agrees to be bound by the provisions of this Agreement (including Section 5.4).
12.4.2    Participations. Any Lender may at any time without the consent of the Company or the Agent sell to one or more Eligible Assignees or any Affiliate thereof which is not a Disqualified Lender and is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (any such Eligible Assignee or Affiliate being herein called a “Participant”) participating interests in any of its Committed Loans, its Commitment or any other interest of such Lender hereunder; provided, however, that
(a)    no participation contemplated in this Section 12.4.2 shall relieve such Lender from its Commitment or its other obligations hereunder;
(b)    such Lender shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and such Lender shall retain the sole right and responsibility to enforce the obligations of the Obligors hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement (subject to Section 12.4.2(d) below);
(c)    the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(d)    no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in the third sentence of Section 12.1;
(e)    no Obligor shall be required to pay any amount under Sections 3.1, 5.4 or 6.1 that is greater than the amount which such Obligor would have been required to pay had no participating interest been sold;
(f)    no Participant may further participate any interest in any Committed Loan (and each participation agreement shall contain a restriction to such effect);

(g)    to the extent permitted by applicable law, each Participant shall be considered a Lender for purposes of Section 5.4, Section 6.1, Section 6.4, Section 12.5 and Section 12.6 and by its acceptance of a participating interest in any Committed Loan, Commitment or any other interest of a Lender hereunder, each Participant agrees that it is bound by, and agrees to deliver all documentation required under, the provisions of Section 5.2(b) and Section 5.4 as if such Participant were a Lender (it being understood that the documentation required under Section 5.4 shall be delivered to the participating Lender);
(h)    such Lender shall have provided to the Agent evidence reasonably satisfactory to the Agent that such Lender has complied with the provisions of the last sentence of Section 11.6; and
(i)    each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Committed Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
Any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized under the laws of the United States of America or any State thereof (a “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Agent, the Company and the Borrower, the option to provide to the Borrower all or any part of its Committed Loans that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that, (i) such SPV shall be deemed to be a Participant for purposes of this Section 12.4.2, (ii) nothing herein shall constitute a commitment by any SPV to make any Committed Loan, (iii) if a SPV elects not to exercise such option or otherwise fails to provide all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof and (iv) the Company shall not be required to pay any amount under Sections 12.5 or 12.7 that is greater than the amount which the Company would have been required to pay had such SPV not provided the Borrower with any part of any Committed Loan of such Granting Lender. The making of a Committed Loan by a SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (any indemnity, liability or other payment obligation, including but not limited to any tax liabilities that occur by reason of such funding by the SPV, shall remain the obligation of the Granting Lender). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything contrary contained in this Section 12.4.2, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Committed Loans to the Granting Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Committed Loans and (ii) disclose on a confidential basis any non-public information relating to its Committed Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph may not be amended without the written consent of any SPV at the time holding all or any part of any Committed Loans under this Agreement (which consent shall not be unreasonably withheld or delayed).
Section 12.5.    Costs, Expenses and Taxes. The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and out-of-pocket expenses of a single counsel for the Agent (and of local counsel, if any, who may be retained by said counsel)), in connection with the preparation, execution, delivery and administration of, and any amendment to, this Agreement, the Committed Notes and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses and allocated costs of staff counsel) incurred by the Agent and each Lender in connection with the enforcement of this Agreement, the Committed Notes or any such other instruments or documents. Each Lender agrees to reimburse the Agent for such Lender’s pro rata share (based upon its respective Percentage determined at the time such reimbursement is sought) of any such costs or expenses incurred by the Agent on behalf of all the Lenders and not paid by the Obligors other than any fees and out-of-pocket expenses of counsel for the Agent which exceed the amount which the Company or the Borrower has agreed with the Agent to reimburse. In addition, without duplication of the provisions of Section 5.4, each Obligor agrees to pay, and to hold the Agent and the Lenders harmless from all liability for, any stamp, court or documentary, intangible, recording, filing or similar Taxes which may be payable in connection with the execution, delivery and enforcement of this Agreement, the borrowings hereunder, the issuance of the Committed Notes (if any) or the execution, delivery and enforcement of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, except, in each case, any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation. All obligations provided for in this Section 12.5 shall survive repayment of the Committed Loans, cancellation of the Committed Notes or any termination of this Agreement.

Section 12.6.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that (i) no disclosure of Information shall be made by the Agent or any Lender to an Affiliate and such Affiliate’s respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives if such Affiliate is a Disqualified Lender and (ii) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Committed Note or any action or proceeding relating to this Agreement or any Committed Note or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the Company containing provisions substantially the same as those of this Section 12.6, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the prior written consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.6 or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. With respect to any disclosure under Section 12.6(c), each of the Agent and the Lenders, as applicable, shall use commercially reasonable efforts to promptly notify the Company, to the extent legally permissible and practicable under the circumstances, so as to permit the Company to obtain a protective order as to such disclosure, and each of the Agent and the Lenders will reasonably cooperate (to the extent practicable and permitted by their respective then existing policies) with the Company for such purpose.
For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided, that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such

Person would accord to its own confidential information. With respect to any Lender or Agent, the obligations of such Lender or Agent pursuant to this Section 12.6 shall terminate on the first anniversary of the earlier of the Termination Date and the date on which such Lender or Agent ceases to be a party hereto.
Section 12.7.    Indemnification. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders, but without duplication of the provisions of Section 5.4, each Obligor hereby agrees to indemnify, exonerate and hold each of the Lenders, the Agent, the Arrangers, the Affiliates of each of the Lenders, the Arrangers and the Agent, and each of the officers, directors, employees, agents and advisors of the Lenders, the Arrangers, the Agent and the Affiliates of each of the Lenders, the Arrangers and the Agent (collectively herein called the “Lender Parties” and individually called a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and disbursements (collectively herein called the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) this Agreement, the Committed Notes (if any) or the Committed Loans or (ii) the direct or indirect use of proceeds of any of the Committed Loans or any credit extended hereunder, except (x) for any such Indemnified Liabilities arising on account of such Lender Party’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment and (y) to the extent such Indemnified Liabilities result from any dispute solely among Indemnified Parties other than any claims against Agent in its capacity or in fulfilling its role as Agent under this Agreement and other than any claims arising out of any act or omission on the part of the Company or any Obligor, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Obligors hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Each Obligor agrees not to assert any claim against the Lender Parties on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement and the Committed Notes (if any) or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Committed Loans. All obligations provided for in this Section 12.7 shall survive repayment of the Committed Loans, cancellation of the Committed Notes (if any) or any termination of this Agreement. This Section 12.7 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages or similar items arising from any non-Tax claim.
Section 12.8.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    The application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    The effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 12.9.    Extension of Termination Dates; Removal of Lenders; Substitution of Lenders. (a) At any time and from time to time after the Closing Date, the Borrower may, at its option, request all the Lenders then party to this Agreement to extend their scheduled Termination Dates by an additional one year period, or such shorter period as agreed upon by the Borrower and the Agent, by means of a letter substantially in the form of Exhibit E hereto (each, an “Extension Request”), addressed to the Agent (who shall promptly deliver such Extension Request to each Lender). Each Lender electing (in its sole discretion) to extend its scheduled Termination Date shall execute and deliver not later than the 10th Business Day after delivery of the Extension Request to Lenders, counterparts of such Extension Request to the Borrower and the Agent, who shall notify the Borrower, in writing, of the Lenders’ decisions no later than the 15th Business Day after delivery of the Extension Request to the Lenders, whereupon (unless Lenders with an aggregate Percentage of 50% or more decline to extend their respective scheduled Termination Dates, in which event the Agent shall notify all the Lenders and the Borrower thereof and no such extension shall occur) such Lender’s scheduled Termination Date shall be extended, effective only as of the date that is such Lender’s then-current scheduled Termination Date, to the date that is one year, or such shorter period as agreed as provided above, after such Lender’s then-current scheduled Termination Date. Any Lender that declines or fails to respond to the Borrower’s request for such extension shall be deemed to have not extended its scheduled Termination Date. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not effectuate any such extension of the Termination Date (i) more than two times during the term of this Agreement, (ii) more than once in any consecutive 12-month period and (iii) that would result in a scheduled Termination Date, after giving effect to such extension, that is greater than five years.
(a)    In addition to its rights to remove any Defaulting Lender under Section 4.1(b), with respect to any Lender (i) on account of which the Borrower is required to make any deductions or withholdings or pay any additional amounts, as contemplated by

Section 5.4, (ii) on account of which the Borrower is required to pay any additional amounts, as contemplated by Section 6.1, (iii) for which it is illegal to make a LIBOR Rate Loan, as contemplated by Section 6.3, (iv) which has declined to (A) extend such Lender’s scheduled Termination Date pursuant to subsection (a) above, or (B) consent to an amendment, modification or waiver and, in each case, Lenders with an aggregate Percentage in excess of 50% have elected to extend their respective Termination Dates or consent to such amendment, modification or waiver or (v) from which the Agent has received a written notice of objection pursuant to Section 6.2(b), the Borrower may, in its discretion, upon not less than 30 days’ prior written notice to the Agent and each Lender, remove such Lender as a party hereto. Each such notice shall specify the date of such removal (which shall be a Business Day), which shall thereupon become the scheduled Termination Date for such Lender.
(b)    In the event that any Lender does not extend its scheduled Termination Date pursuant to subsection (a) above or is the subject of a notice of removal pursuant to subsection (b) above, then, at any time prior to the Termination Date for such Lender (a “Terminating Lender”), the Borrower may, at its option, arrange to have one or more other Eligible Assignees (which may be a Lender or Lenders, or if not a Lender, shall be reasonably acceptable to the Agent (such acceptance not to be unreasonably withheld or delayed), and each of which shall herein be called a “Successor Lender”) with the approval of the Agent (such approval not to be unreasonably withheld or delayed) succeed to all or a percentage of the Terminating Lender’s outstanding Committed Loans, if any, and rights under this Agreement and assume all or a like percentage (as the case may be) of such Terminating Lender’s undertaking to make Committed Loans pursuant hereto and other obligations hereunder (as if (i) in the case of any Lender electing not to extend its scheduled Termination Date pursuant to subsection (a) above, such Successor Lender had extended its scheduled Termination Date pursuant to such subsection (a) and (ii) in the case of any Lender that is the subject of a notice of removal pursuant to subsection (b) above, no such notice of removal had been given by the Borrower). Such succession and assumption shall be effected by means of one or more agreements supplemental to this Agreement among the Terminating Lender, the Successor Lender, the Borrower and the Agent. On and as of the effective date of each such supplemental agreement (i) each Successor Lender party thereto shall be and become a Lender for all purposes of this Agreement and to the same extent as any other Lender hereunder and shall be bound by and entitled to the benefits of this Agreement in the same manner as any other Lender and (ii) the Borrower agrees to pay to the Agent for the account of the Agent a processing fee of $3,500 for each such Successor Lender which is not a Lender.
(c)    On the Termination Date for any Terminating Lender, such Terminating Lender’s Commitment shall terminate and the Borrower shall pay in full all of such Terminating Lender’s Committed Loans (except to the extent assigned pursuant to subsection (c) above) and all other amounts payable to such Lender hereunder (including any amounts payable pursuant to Section 5.4 on account of such payment); provided, that, if an Event of Default or Unmatured Event of Default exists on the date scheduled as any Terminating Lender’s Termination Date, payment of such Terminating Lender’s Committed Loans shall be postponed to (and, for purposes of calculating commitment fees under Section 3.4 and determining the Required Lenders (except as provided below), but for no other purpose, such Terminating Lender’s

Commitment shall continue until) the first Business Day thereafter on which (i) no Event of Default or Unmatured Event of Default exists (without regard to any waiver or amendment that makes this Agreement less restrictive for the Borrower, other than as described in clause (ii) below) or (ii) the Required Lenders (which for purposes of this subsection (d) shall be determined based upon the respective Percentages and aggregate Commitments of all Lenders other than any Terminating Lender whose scheduled Termination Date has been extended pursuant to this proviso) waive or amend the provisions of this Agreement to cure all existing Events of Default or Unmatured Events of Default or agree to permit any borrowing hereunder notwithstanding the existence of any such event. In the event that Citibank or its Affiliates shall become a Terminating Lender, the provisions of Section 11.9 shall apply with respect to Citibank in its capacity as Agent.
(d)    To the extent that all or a portion of any Terminating Lender’s obligations are not assumed pursuant to subsection (c) above, the Aggregate Commitment shall be reduced on the applicable Termination Date and each Lender’s percentage of the reduced Aggregate Commitment shall be revised pro rata to reflect such Terminating Lender’s absence. The Agent shall distribute a revised Schedule I indicating such revisions promptly after the applicable Termination Date and update the Register accordingly. Such revised Schedule I shall be deemed conclusive in the absence of demonstrable error.

Section 12.10.    Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
Section 12.11.    Governing Law; Jurisdiction; Severability. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF SITTING IN NEW YORK COUNTY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY

OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. All obligations of the Obligors and the rights of the Agent, the Lenders and any other holders of the Committed Loans expressed herein or in the Committed Notes (if any) shall be in addition to and not in limitation of those provided by applicable law. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Each Obligor agrees that service of all writs, process and summonses in any such action or proceeding brought in the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof sitting in New York County, may be made upon AerCap, Inc., presently located in the United States located at 10250 Constellation Blvd. Suite 1500, Los Angeles, CA 90067 (the “Process Agent”), and each Obligor confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to any Obligor shall not impair or affect the validity of such service or of any judgment based thereon.
Section 12.12.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart via facsimile or electronic mail, including by email with a “.pdf” copy hereof attached, shall constitute delivery of an original counterpart. When counterparts of this Agreement executed by each party shall have been lodged with the Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Agent shall have received facsimile, electronic mail or other written confirmation of execution of a counterpart hereof by such Lender), this Agreement shall become effective as of the date hereof and the Agent shall so inform all of the parties hereto.
Section 12.13.    Further Assurances. Each Obligor agrees to do such other acts and things, and to deliver to the Agent and each Lender such additional agreements, powers and instruments, as the Agent or any Lender may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent and each Lender their respective rights, powers and remedies hereunder.

Section 12.14.    Successors and Assigns. This Agreement shall be binding upon the Obligors, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Obligors, the Lenders and the Agent and the respective successors and assigns of the Lenders and the Agent. Except as expressly provided herein, the Borrower may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of all of the Lenders.
Section 12.15.    Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Agent’s principal office in New York at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in another currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such currency with Dollars at the Agent’s principal office in New York at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of each Obligor in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Obligor such excess.
Section 12.16.    Waiver of Jury Trial. EACH OBLIGOR, THE AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY COMMITTED NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.17.    No Fiduciary Relationship. Each Obligor acknowledges that neither the Agent nor any Lender has any fiduciary relationship with, or fiduciary duty to, such Obligor arising out of or in connection with this Agreement, the Committed Notes (if any) or the transactions contemplated hereby, and the relationship between the Agent and the Lenders, on the one hand, and such Obligor, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties. Each Obligor understands that each Lender and its Affiliates (collectively referred to in this Section 12.17 as a “group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) and that members of each group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Obligors. For example, a group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Obligors or their Affiliates or other entities connected with the credit facility provided for herein or the transactions contemplated hereby. In recognition of the foregoing, each Obligor agrees that no group is required to restrict its activities as a result of this Agreement and that each group may undertake any business activity, including acts in relation to any matter for any other Person whose interests may be adverse to an Obligor or any of its Affiliates, without further consultation with or notification to any Obligor.
Section 12.18.    USA Patriot Act. Each Lender and the Agent (for itself in such capacity and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Act. Each Obligor shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Act.
Section 12.19.    Existing Credit Agreement; Effect of Amendment and Restatement;.
(a)    Prior to the Closing Date, the Existing Credit Agreement shall remain in full force and effect and nothing in this Agreement or the other Loan Documents shall be deemed to amend, modify or otherwise affect the Existing Credit Agreement and the other “Loan Documents” under in the Existing Credit Agreement. On and after the Closing Date, (i) the Existing Credit Agreement and the other “Loan Documents” under the Existing Credit Agreement shall terminate and have no further force and effect, (ii) without limiting the generality of clause (i) above, the guarantee by AerCap Aviation Solutions B.V. of the

Guaranteed Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and all obligations of AerCap Aviation Solutions B.V. thereunder, shall be terminated, released and discharged and shall have no further force and effect and (iii) the Existing Credit Agreement shall be amended and restated in the form of this Agreement and the Existing Credit Agreement and the other “Loan Documents” thereunder shall be replaced in full by this Agreement and the other Loan Documents.
(b)    Each of (v) Citibank, in its capacity as the “Agent” under the Existing Credit Agreement, (w) the Lenders party hereto, in their capacities as “Lenders” under the Existing Credit Agreement, (x) the Company, in its capacity as the “Company” under the Existing Credit Agreement, (y) the Borrower, in its capacity as the “Borrower” under the Existing Credit Agreement, and (z) each Subsidiary Guarantor, in its capacity as a “Subsidiary Guarantor” under the Existing Credit Agreement, hereby:
(i)    consents, on the Closing Date, to (A) the termination of the Existing Credit Agreement and the other “Loan Documents” thereunder, (B) without limiting the generality of clause (A) above, the termination, release and discharge of the guarantee by AerCap Aviation Solutions B.V. of the Guaranteed Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and of all obligations of AerCap Aviation Solutions B.V. thereunder and (C) the replacement in full of the Existing Credit Agreement and the other “Loan Documents” thereunder with this Agreement and the other Loan Documents on the Closing Date;
(ii)     waives any requirement of prior notice in respect of the termination of commitments under the Existing Credit Agreement on the Closing Date; and
(iii)    agrees that, with respect to each “Lender” under the Existing Credit Agreement that declines or fails to enter into this Agreement as a Lender hereunder on the Closing Date (other than any such “Lender” under the Existing Credit Agreement that becomes a Lender hereunder on or prior to the Closing Date pursuant to Section 4.4) (each, a “Replaced Lender”), effective as of the Closing Date, each such Replaced Lender’s “Commitment” under the Existing Credit Agreement shall terminate, each such Replaced Lender shall be released from all obligations under the Existing Credit Agreement and the Borrower shall be required to prepay all of such Replaced Lender’s “Committed Loans” outstanding under the Existing Credit Agreement and pay all interest, fees and other amounts owing, as of the Closing Date, to such Replaced Lender under the Existing Credit Agreement.
SECTION 13.    GUARANTEE

Section 13.1.    The Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due upon the expiration of any applicable remedial period (whether at stated maturity, by acceleration or otherwise) of the obligations, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders or the Administrative Agent by the Borrower or any other Obligor under this Agreement or any of the other Loan Documents, in each case strictly in accordance with the terms hereof and thereof and including all monetary obligations incurred during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding of the Borrower, regardless of whether allowed or allowable in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due upon the expiration of any applicable remedial period (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section 13.2.    Obligations Unconditional. The obligations of the Guarantors under Section 13.1 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13 that the obligations of the Guarantors hereunder shall be primary obligations of payment and not of collection, absolute and unconditional, joint and several, under any and all circumstances (and any defenses thereto are hereby waived by the Guarantors). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder (and any such defense are hereby waived), which shall remain absolute and unconditional as described above:
at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or
any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors expressly confirm that they shall obtain substantial direct and indirect benefit from the giving of the Guarantee pursuant to this Agreement.
Section 13.3.    Reinstatement. The obligations of the Guarantors under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, liquidation, examinership or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, liquidation, examinership, insolvency or similar law.
Section 13.4.    Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.1, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
Section 13.5.    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 13.1.
Section 13.6.    Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising. Each Guarantor agrees that the guarantee in this Section 13 is a guarantee of payment and not of collection.
Section 13.7.    Indemnity and Rights of Contribution. The Borrower and the Guarantors hereby agree, as between themselves, that (a) if a payment of any Guaranteed Obligations shall be made by any Subsidiary Guarantor under this Agreement, the Borrower and the Company shall indemnify such Subsidiary Guarantor for the full amount of such payment and (b) if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations that shall not have been fully indemnified by the Borrower or the Company, then the other Subsidiary Guarantors shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of the Borrower or the Company to any Subsidiary Guarantor or of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Obligor under the other provisions of this Agreements, including this Section 13, and such Subsidiary Guarantor or Excess Funding Guarantor, as the case may be, shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of the other Subsidiary Guarantors that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
Section 13.8.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.1 would otherwise, taking into account the provisions of Section 13.7, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 13.9.    Releases.
(a)    In the event of (i) a sale or other transfer or disposition of all of the Capital Stock in any Subsidiary Guarantor to any Person that is not an Affiliate of the Company in compliance with Section 8.9 or (ii) the sale or other transfer or disposition, by way of merger, consolidation or otherwise, of assets or Capital Stock of a Subsidiary Guarantor substantially as an entirety to a Person that is not an Affiliate of the Company in compliance with the terms of Section 8.9, then, without any further action on the part of the Administrative Agent or any Lender, such Subsidiary Guarantor (or the Person concurrently acquiring such assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under the guarantee of such Subsidiary Guarantor of the Guaranteed Obligations, as evidenced by a written instrument or confirmation executed by the Administrative Agent, upon the request and at the expense of the Company. Upon delivery by the Company to the Administrative Agent of an officers’ certificate stating that such sale or other disposition was made by the Company in accordance with the provisions of this Agreement, including Section 8.9, the Administrative Agent will execute any documents required in order to evidence the release of any Subsidiary Guarantor from its obligations under its guarantee of the Guaranteed Obligations.
(b)    In addition, the guarantee of a Subsidiary Guarantor of the Guaranteed Obligations will be released:
(i)    if the Subsidiary Guarantor (other than ILFC or any Subsidiary that is or becomes a Subsidiary Guarantor on the Closing Date) ceases to be a guarantor under any Capital Markets Debt or unsecured Credit Facilities, including the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Guaranteed Obligations, and is released or discharged from all obligations thereunder; or

(ii)    upon the expiration or termination of the Commitments and the payment in full of all obligations of the Obligors under this Agreement and under the Committed Notes (other than unasserted contingent indemnification and expense reimbursement obligations).
(c)    Any Subsidiary Guarantor not released from its obligations under its guarantee of the Guaranteed Obligations as provided in this Section 13.9 will remain liable for the full amount of the Guaranteed Obligations as provided in this Section 13.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AERCAP IRELAND CAPITAL DESIGNATED ACTIVITY COMPANY
By:        /s/ Kenneth Ng
Name:    Kenneth Ng
Title:    Attorney-in-Fact

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

GUARANTORS

AERCAP HOLDINGS N.V.
By:        /s/ Kenneth Ng
Name:    Kenneth Ng
Title:    Attorney-in-Fact

AERCAP GLOBAL AVIATION TRUST
By:        /s/ Kenneth Ng
Name:    Kenneth Ng
Title:    Attorney-in-Fact

AERCAP U.S. GLOBAL AVIATION LLC
By:        /s/ Kenneth Ng
Name:    Kenneth Ng
Title:    Attorney-in-Fact

INTERNATIONAL LEASE FINANCE CORPORATION
By:        /s/ Margaret Epstein
Name:    Margaret Epstein
Title:    Vice President
    [Signature Page to AerCap 2019 Revolving Credit Agreement]

GUARANTORS
AERCAP IRELAND LIMITED
SIGNED AND DELIVERED AS A DEED

By:        /s/ Kenneth Ng
As attorney of AERCAP IRELAND LIMITED
In the presence of:
Signature of witness: /s/ Leah Brophy
Name of witness: Leah Brophy
Address of witness: 65 St. Stephen’s Green, Dublin 2
Occupation of witness: Solicitor
    [Signature Page to AerCap 2019 Revolving Credit Agreement]

AGENT
CITIBANK, N.A.
By:        /s/ Maureen Maroney
Name:    Maureen Maroney
Title:    Vice President
    [Signature Page to AerCap 2019 Revolving Credit Agreement]

LENDERS

MIZUHO BANK, LTD.
By:        /s/ Donna DeMagistris
Name:    Donna DeMagistris
Title:    Authorized Signatory

CITIBANK, N.A.
By:        /s/ Maureen Maroney
Name:    Maureen Maroney
Title:    Vice President

BANK OF AMERICA, N.A.
By:        /s/ Chris Choi
Name:    Chris Choi
Title:    Director

BANCO SANTANDER, S.A., LONDON BRANCH
By:        /s/ M. Thomas
Name:    M. Thomas
Title:    Director
By:        /s/ D. Edwards
Name:    D. Edwardes
Title:    Director

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

BARCLAYS BANK PLC
By:        /s/ Craig Malloy
Name:    Craig Malloy
Title:    Director

BNP PARIBAS
By:        /s/ Antoine Treguer
Name:    Antoine Treguer
Title:    Director, Aviation Finance Group
By:        /s/ E. Dulcire
Name:    E. Dulcire
Title:

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK
By:        /s/ François Martin
Name:    François Martin
Title:    Senior Banker
By:        /s/ Julien Clamou
Name:    Julien Clamou
Title:    Senior Banker

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:        /s/ Doreen Barr
Name:    Doreen Barr
Title:    Authorized Signatory
By:        /s/ Komal Shah
Name:    Komal Shah
Title:    Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH
By:        /s/ Ming K. Chu
Name:    Ming K. Chu
Title:    Director
By:        /s/ Virginia Cosenza
Name:    Virginia Cosenza
Title:    Vice President

GOLDMAN SACHS BANK USA,
By:        /s/ Ryan Durkin
Name:    Ryan Durkin
Title:    Authorized Signatory

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

HSBC FRANCE
By:        /s/ Christine Debu
Name:    Christine Debu
Title:    Managing Director
By:        /s/ Diana Banciu
Name:    Diana Banciu
Title:    Associate Director

JPMORGAN CHASE BANK, N.A.
By:        /s/ Cristina Caviness
Name:    Cristina Caviness
Title:    Vice President

MORGAN STANLEY BANK, N.A.
By:        /s/ Michael King
Name:    Michael King
Title:    Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.
By:        /s/ Michael King
Name:    Michael King
Title:    Vice President

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

MFUG BANK (EUROPE) N.V.
By:        /s/ H. Takase
Name:    H. Takase
Title:    President
By:        /s/ K. Kuzuhara
Name:    K. Kuzuhara
Title:    Managing Director

ROYAL BANK OF CANADA
By:        /s/ Scott Umbs
Name:    Scott Umbs
Title:    Authorized Signatory

SOCIETE GENERALE, LONDON BRANCH
By:        /s/ Francois Pannetier
Name:    Francois Pannetier
Title:    Managing Director, Diversified Industries

SUNTRUST BANK
By:        /s/ David Bennett
Name:    David Bennett
Title:    Director

    [Signature Page to AerCap 2019 Revolving Credit Agreement]

THE TORONTO-DOMINION BANK
By:        /s/ Philip Bates
Name:    Philip Bates
Title:    MD, European Credit Organization
By:        /s/ Pei-Lyn Hui
Name:    Pei-Lyn Hui
Title:    Vice President

WELLS FARGO BANK, N.A.
By:        /s/ William R. Eustis
Name:    William R. Eustis
Title:    Managing Director

    [Signature Page to AerCap 2019 Revolving Credit Agreement]